Exhibit 10.8

LEASE AGREEMENT

between

PAU MOULDS CPP-A LLC,

a California limited liability company

as “Landlord”

and

VERIGY US, INC.

a Delaware corporation

as “Tenant”

TABLE OF CONTENTS

1.	PREMISES	1
2.	TERM	2
3.	RENT	4
4.	SECURITY DEPOSIT	8
5.	USE AND COMPLIANCE WITH LAWS	11
6.	ALTERATIONS	14
7.	MAINTENANCE AND REPAIRS	17
8.	TENANT’S TAXES	19
9.	UTILITIES AND SERVICES	19
10.	EXCULPATION AND INDEMNIFICATION	20
11.	INSURANCE	21
12.	DAMAGE OR DESTRUCTION	23
13.	CONDEMNATION	24
14.	ASSIGNMENT AND SUBLETTING	26
15.	DEFAULT AND REMEDIES	29
16.	LATE CHARGE AND INTEREST	32
17.	PARKING	33
18.	ENTRY, INSPECTION AND CLOSURE	33
19.	SURRENDER AND HOLDING OVER	33
20.	ENCUMBRANCES	35
21.	ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS	36
22.	NOTICES	36
23.	ATTORNEYS’ FEES	37
24.	QUIET POSSESSION	37
25.	SECURITY MEASURES	37
26.	COMMON AREAS	37
27.	RULES AND REGULATIONS	37
28.	LANDLORD’S LIABILITY	37
29.	CONSENTS AND APPROVALS	38
30.	BROKERS	38
31.	WAIVER	38
32.	ENTIRE AGREEMENT	38

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33.	MISCELLANEOUS	39
34.	TIME	40
35.	AUTHORITY	40
36.	TITLE TO PROJECT	40

INDEX OF DEFINED TERMS

Additional Rent	7
Alterations	15
Award	24

Base Rent	4
Bonus Rent	27
Broker	38
Building	1
Building Systems	12
Business Days	19
Business Hours	19

Claims	20
Commencement Date	2
Common Areas	1
Condemnation	25
Condemnor	25
Controls	19

Date of Condemnation	25

Encumbrance	35
Environmental Losses	13
Environmental Requirements	12
Event of Default	29
Expiration Date	3

Handled by Tenant	12
Handling by Tenant	12
Hazardous Materials	12
HVAC	12

Interest Rate	32
Invitees	12

Landlord	1
Laws	11
Liens	16

Mortgagee	35

Operating Costs	4

Parking Facility	1
Permitted Hazardous Materials	13
Premises	1
Property	1
Proposed Transferee	27

Rental Tax	19

Representatives	12
Rules and Regulations	37

Service Failure	20

Taxes	6
Tenant	1
Tenant’s Share	7
Tenant’s Taxes	19
Term	2
Trade Fixtures	16
Transfer	26
Transfer Documents	27
Transferee	27

BASIC LEASE INFORMATION

Lease Date:

For identification purposes only, the date of this Lease is May       , 2006

Landlord:

PAU MOULDS CPP-A LLC, a California limited liability company

Tenant:

Verigy US, Inc., a Delaware corporation

Project:

10100-10200 Tantau Project

Building:

10100-10200 North Tantau Avenue, Cupertino, California

Premises:

Approximately 100,491 square feet of Rentable Area located in the Building, as shown on Exhibit A

Term:

One Hundred Twenty (120) full calendar months (plus any partial month at the beginning of the Term), unless extended or sooner terminated as provided herein.

Commencement Date:

September 1, 2006 (the “Commencement Date”), subject to the terms and conditions of Sections 2 and 33.10 below.

Expiration Date:

The last day of the one hundred twentieth (120th) full calendar month in the Term, subject to Section 2 hereof.

Base Rent:

Months	Monthly Base Rent
1-12*	$130,638.30
13-24	$134,557.45
25-36	$138,594.17
37-48	$142,752.00
49-60	$147,034.56
61-72	$151,445.59
73-84	$155,988.96
85-96	$160,668.63
97-108	$165,488.69
109-120	$170,453.35

*(plus any partial month at the beginning of the Term, the Monthly Base Rent for which shall be prorated as provided in Section 3.1)

v

Tenant’s Share:

63.7%

Security Deposit:

Five Million Dollars ($5,000,000.00), subject to Section 4.

Landlord’s Address for Payment of Rent and Notices:

Pau Moulds CPP-A LLC

c/o Sand Hill Property Company

30 East Fourth Avenue

San Mateo, California 94401

Attn:  John Tze

Tenant’s Address for Notices:

Verigy US, Inc.

4700 Innovation Drive

Fort Collins, CO  80525

Attn: Real Estate Manager

Business Hours:

8:00 a.m. to 6:00 p.m.

Guarantor(s):

Agilent Technologies, Inc., subject to Section 4.

Broker(s):

Cushman & Wakefield (Tenant); CPS (Landlord)

Exhibits:
Exhibit A:	The Premises
Exhibit B:	Rules and Regulations
Exhibit C:	Work Letter
Exhibit D:	Determination of Fair Market Rent
Exhibit E:	Form of Agilent Guaranty
Exhibit F:	Permitted Hazardous Materials

The Basic Lease Information set forth above is part of the Lease.  In the event of any conflict between any provision in the Basic Lease Information and the Lease, the Lease shall control.

LEASE

THIS LEASE is made as of the Lease Date set forth in the Basic Lease Information, by and between the Landlord identified in the Basic Lease Information (“Landlord”), and the Tenant identified in the Basic Lease Information (“Tenant”).  Landlord and Tenant hereby agree as follows:

1.             PREMISES.

1.1           Premises.  Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, on and subject to the terms and conditions of this Lease, the office space identified in the Basic Lease Information as the Premises (the “Premises”), in the Building located at the address specified in the Basic Lease Information (the “Building”).  The approximate configuration and location of the Premises is shown on Exhibit A.  Landlord and Tenant agree that the Rentable Area of the Premises and Tenant’s Share for all purposes under this Lease shall be the Rentable Area and Tenant’s Share specified in the Basic Lease Information (unless modified pursuant to the provisions of this Lease).  Tenant also shall have the right during the Term of the Lease to the nonexclusive use of the sidewalks, parking facility serving the Building (the “Parking Facility”), elevators, stairs, corridors and other common areas of the Property (collectively, the “Common Areas”), subject to the provisions of this Lease regarding such use.  The real property on which the Building is located and all improvements thereon (including the Building and the Common Areas) are referred to herein, collectively, as the “Property.”  Tenant agrees and acknowledges that all references to the “Property” and the “Project” are to that certain real property consisting of approximately 9.4 acres and the buildings located thereon commonly known as 10100 and 10200 North Tantau Avenue, Cupertino, California.  As of the Commencement Date, Landlord will also own commercial property adjacent to the Property consisting of approximately 2.5 acres of real property and a commercial building located thereon commonly known as 5425 Stevens Creek Boulevard, Santa Clara, California (the “Stevens Creek Property”).  The Stevens Creek Property is not included in the Property or the Project for the purposes of determining rent hereunder, and Tenant agrees and acknowledges that the Stevens Creek Property may be sold by Landlord and/or redeveloped for other uses at a later date, and Tenant waives any and all claims arising out of any sale and/or redevelopment of the Stevens Creek Property; provided, however, that the foregoing waiver shall not be deemed to be a waiver of Tenant’s rights as an occupant of the Property to appear at public meetings and otherwise file claims to oppose or support any planned use or redevelopment of the Stevens Creek Property in the same manner and to the same extent as other owners and occupants of real property in the vicinity of the Stevens Creek Property.

1.2           Condition of Premises.  Tenant acknowledges that possession of the Premises is being delivered to Tenant concurrently with the execution and delivery of this Lease, and except for Landlord’s obligation to perform and pay for certain work in and to the Building as expressly provided in Exhibit C, attached hereto, Tenant hereby accepts Premises in its “as is” condition with “all faults”.  Except as expressly provided in Sections 5.1, 7.2, 12 and 13 and Exhibit C, Landlord shall have no obligation whatsoever to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof either prior to or during the Term.  Tenant agrees and acknowledges that, excepting any express representations and warranties in this Lease, Landlord has not made any representations and warranties to Tenant concerning the Premises (including its suitability for Tenant’s use) and Tenant has not relied on any other representations and warranties by Landlord or Landlord’s Representatives (defined below) or any other parties concerning the Premises.  Tenant agrees and acknowledges that, prior to the date hereof, Tenant has thoroughly examined the Premises for the suitability of the Premises for Tenant’s use, including without limitation the construction and installation of all work and equipment required for Tenant’s use and occupancy of the Premises.

1.3           Right of First Offer.  From and after the Commencement Date, so long as no Event of Default has occurred and is continuing, Tenant shall have a right of first offer (“ROFO”) on any “ROFO Space” (defined below) which Landlord may offer for rent to third parties during the Term.  If at any time Landlord executes a written proposal or letter of intent with a third party for all or a portion of the ROFO Space (a “Proposal”), Landlord will immediately offer the proposed space to Tenant on the same terms as contained in the Proposal by delivering written notice of such offer to Tenant.  Tenant shall then have ten (10) days to respond to Landlord in writing indicating its election to lease the entire space covered by such Proposal on the terms and conditions of such Proposal or waive its rights to lease the ROFO Space on such terms, in which case Tenant shall execute and deliver a lease for such space (together with any payments and deposits required thereunder) within ten (10) days after Landlord’s delivery of a written lease reflecting the terms and conditions of the Proposal, with all other terms and conditions of any such lease to be the same as the terms and conditions of this Lease;  provided, however, that Tenant’s failure to exercise its election and/or execute and deliver a lease (submitted by Landlord with all of the required terms and conditions) for any ROFO space shall be deemed Tenant’s waiver of its right to lease such ROFO Space, irrespective of whether the terms and conditions of the lease of such ROFO space to a third party, other than the terms reflected in the Proposal therefor, are different than the terms and conditions of this Lease.  Tenant’s ROFO shall be continuous throughout the Term, and if Landlord subsequently lowers the rental rate, reduces the length of the term, or materially alters any of the other terms of any written proposal rejected or waived by Tenant or enters into any additional written proposal(s) for any ROFO Space, Landlord shall re-submit the same to Tenant for acceptance or rejection.  Notwithstanding the foregoing, Landlord shall have no obligations under this paragraph in connection with any transaction whereby Landlord proposes to sell the Building to a third party purchaser who will occupy space in the Building, regardless of whether such third party’s occupancy commences before or after its acquisition of the Building.  The right of first offer provided under this paragraph shall be personal to Tenant (and any Permitted Transferee) and Landlord shall have no obligations under this paragraph if Tenant has assigned this Lease or sublet more than twenty percent (20%)  of the Premises to any party other than a Permitted Transferee.

As used herein, “ROFO Space” means the following:  (i) for the first three (3) years of the Term following the Commencement Date, the ROFO Space shall consist only of the last full available floor of the two-story portion of the Building (the “HP Premises”) and the last full available floor of the building located on the Stevens Creek Property (i.e., until and unless Landlord proposes to enter into a lease which would leave less than one complete floor available in either the Stevens Creek Property or the HP Premises, Landlord is not required to offer the ROFO to Tenant for such space); and (ii) after the third (3rd) anniversary of the Commencement Date, any rentable space which is available in the Project and the Stevens Creek Property and not included within the Premises; provided, however, that (1) no space in the Stevens Creek Property shall be included in the ROFO Space from and after the date Landlord sells the Stevens Creek Property, and (2) rentable space in the Project and the Stevens Creek Property which is not part of the Premises shall not be ROFO Space if any existing tenant wishes to extend or modify the terms and conditions of its lease with respect to its then existing premises (as opposed to any new or additional ROFO Space not already leased to such tenant).

2.             TERM.

2.1           Initial Term.  The term of this Lease (the “Term”) shall commence on the Commencement Date   (“Commencement Date”) set forth in the Basic Lease Information and, unless sooner terminated or extended as provided herein, shall expire on the Expiration Date set forth in the

Basic Lease Information (the “Expiration Date”); provided, however, that (i) if Landlord has not substantially completed the “Demising Work” (as the foregoing terms are defined in Exhibit C, attached hereto) on or before September 1, 2006, then the Commencement Date shall be extended by one day for each day beyond September 1, 2006, that Landlord fails to substantially complete the Demising Work; (ii) if there is any delay in the “substantial completion” of the Demolition Work beyond the Demolition Deadline or the “Base Building Repair Work” beyond the “Base Building Repair Work Deadline” (as the foregoing terms are defined in Exhibit C) and such delay likewise causes a delay to the substantial completion of the Tenant Work (as defined in Exhibit C) or prevents Tenant from commencing its business operations in the Premises on September 1, 2006, then the Commencement Date, and Tenant’s obligation to pay Base Rent, Operating Expenses and Taxes from and after the Commencement Date, shall be delayed by one (1) day for every one (1) day of delay in the substantial completion of the Demolition Work beyond the Demolition Deadline or the Base Building Repair Work beyond the Base Building Repair Work Deadline, as applicable; and (iii) the Commencement Date, and Tenant’s obligation to pay Base Rent, Operating Expenses and Taxes from and after the Commencement Date, shall be extended by one (1) day for every one (1) day of delay that Tenant is prevented from commencing its business operations in the Premises on September 1, 2006, due to any “Landlord Delays” or “Force Majeure Delays” (as the foregoing terms are defined in Exhibit C); provided, however, that (1) in no event shall any such Force Majeure Delay extend the Commencement Date in excess of one hundred twenty (120) calendar days, and (2) if Tenant has been unable to commence its business operations in the Premises prior to February 1, 2007, as a result of any Force Majeure Delay, either party hereto may terminate this Lease by providing written notice to the other party, in which case Landlord shall refund to Tenant all unapplied deposits delivered by Tenant hereunder and Landlord and Tenant shall thereupon have no further liability to the other under this Lease excepting obligations which expressly survive the termination hereof.  In the event of any of the foregoing delays in the Commencement Date, the Lease shall nevertheless remain in full force and effect, Landlord shall not be liable to Tenant for any loss, damage, cost or expense resulting from such delay (and Tenant waives the provisions of any Laws to the contrary), nor shall this Lease be void or voidable.  In case of any such delay in the Commencement Date, after the Commencement Date has been established, Landlord and Tenant, at the request of either party, shall confirm the Commencement Date and Expiration Date in writing; provided, however, that the failure of Landlord and Tenant to do so shall not alter the Commencement Date or the Expiration Date.

Notwithstanding anything to the contrary in this Section 2, if the Commencement Date has not occurred prior to December 1, 2006, as a result of Landlord’s failure to complete any of the Landlord Work (subject to extension as a result of any Tenant Delays or Force Majeure Delays), then Tenant may terminate this Lease by written notice to Landlord, in which case Landlord shall refund to Tenant all unapplied deposits delivered by Tenant hereunder and Landlord and Tenant shall thereupon have no further liability to the other under this Lease excepting  obligations which expressly survive the termination hereof.

2.2           Early Delivery.      Subject to the terms and conditions of Exhibit C, Landlord shall deliver occupancy of the Premises to Tenant for the purpose of commencing the installation of the Tenant Work, (defined in Exhibit C), on the date both parties have executed and delivered this Lease (the “Early Occupancy Date”).  From and after the Early Occupancy Date, Tenant shall be deemed to be in possession of the Premises and shall be subject to all of the terms and conditions of this Lease, save and except the obligation to pay Base Rent and Tenant’s Share of Operating Costs and Taxes; provided, however, that Tenant shall nevertheless pay Landlord for any and all services and utilities used by Tenant in the Premises during the period commencing on the Early Occupancy Date and ending on the Commencement Date, as reasonably determined by Landlord, which obligations shall survive the termination of this Lease.  From and after the Early Occupancy Date, Tenant shall provide Landlord and its contractors and agents access to the Premises for the purpose of completing the Landlord Work.

2.3           Option to Extend.  So long as no Event of Default has occurred and is continuing at the time it exercises the Option to Extend or on the Expiration Date of the Term (or the first Extended Term, as the case may be), Tenant shall have the right and option to extend this lease (“Option to Extend”) for two (2) additional option periods of five (5) years (each an “Extended Term”), upon the same terms and conditions herein set forth except that the Base Rent (as defined in Section 3, below) shall be an amount equal to ninety-seven and one-half percent (97.5%) of “Fair Market Value” as defined in and determined in accordance with the terms and conditions of Exhibit D, attached hereto.  If Tenant exercises its Option to Extend, for either Extended Term, Base Rent for the first twelve (12) months of such Extended Term shall be amount determined in accordance with the preceding sentence, and shall be subject to increases of three percent (3%) for each subsequent twelve (12) month period during the Extended Term, adjusted as of each annual anniversary of the expiration of the initial Term.  To exercise the Option to Extend, Tenant must give Landlord notice in writing sent so as to be received at least two hundred seventy (270) days prior to the Expiration Date.  If Tenant timely exercises an Option to Extend, each applicable Extended Term shall be deemed included within the definition of “Term” hereunder; provided, however, that Tenant’s failure to properly exercise its Option to Extend for the initial Extended Term shall render Tenant’s right to the second Extended Term null and void.  At Landlord’s election, Tenant’s exercise of its Option to Extend shall be void if Tenant is in default under this Lease beyond any applicable notice and cure period on the date it exercises its Option to Extend or on the Expiration Date.

3.             RENT.

3.1           Payment of Base Rent.  Commencing on the Commencement Date, and continuing throughout the Term of the Lease, Tenant shall pay to Landlord the “Base Rent” set forth in the Basic Lease Information, in advance, without prior notice or demand, on the first day of each and every calendar month during the Term.  Monthly Base Rent for any partial month at the beginning or end of the Term shall be prorated based on the actual number of days in the month.  Within five (5) Business Days after the execution and delivery of this Lease by Tenant and Landlord, Tenant shall pay the sum of One Hundred Twenty Five Thousand and no/100 Dollars ($125,000.00) as an advance payment of Base Rent, which amount shall be credited toward Tenant’s Base Rent payable for the first calendar month (and any partial month) occurring immediately after the Commencement Date.

3.2           Additional Rent:  Operating Costs and Taxes.

(a)           Definitions.

(1)           “Operating Costs” means all costs of owning, managing, operating, maintaining, repairing, replacing and restoring the Property, including all costs, expenditures, fees and charges for the following:  (A) supplying, operating, managing, maintaining, repairing, replacing and restoring utilities, services and systems (including all Building Systems, sewers, storm drains, elevators, telecommunications facilities and equipment, and providing the services specified in Section 9.1), and taxes thereon; (B) maintaining, repairing, restoring and replacing the Parking Facility (including resurfacing, repainting, restriping and cleaning) and other Common Areas of the Property (including landscaped areas); (C) compensation (including salaries, wages, employment taxes, fringe benefits and other payroll expenses) for persons who perform duties in connection with the operation, management, maintenance, repair and improvement of the Property, such compensation to be appropriately allocated for persons who also perform duties unrelated to the Property; (D) premiums for property (including coverage for earthquake and flood if carried by Landlord), liability, rental income and other insurance relating to the Property, and expenditures for deductible amounts paid under such insurance; (E) licenses, permits, certificates and inspections; (F) complying with the requirements of any Laws; (G) amortization of cost incurred for (i) capital improvements to the Property that are intended to reduce Operating Costs, and (ii) any repair, replacement or restoration of any components of the Building and the Property that that under generally accepted accounting principles are properly classified as capital expenditures (including without limitation HVAC equipment, parking lot resurfacing, roof covering), with interest on the unamortized balance at the rate paid by Landlord on funds borrowed to finance such capital improvements or replacements (or, if Landlord finances such improvements out of Landlord’s funds without borrowing, the rate that Landlord would have paid to borrow such funds, as reasonably determined by Landlord), over the useful life of such improvements or replacements, as reasonably determined by Landlord; (H) property management fees or, if no managing agent is retained for the Property, a sum in lieu thereof which is not in excess of the prevailing rate for management services charged by professional management companies for the operation of similar properties (but in no event shall any such management fees exceed four percent (4%) of the gross rent); (I) accounting, legal and other professional services incurred in connection with the operation of the Property and the calculation of Operating Costs and Taxes; (J) supplies, materials, tools and rental equipment; and (K) any other cost, expenditure, fee or charge, whether or not hereinbefore described which in accordance with generally accepted property management practices would be considered an expense of owning, managing, operating, maintaining, repairing, replacing, restoring, and/or improving the Property.  The portion of Operating Costs that vary based on occupancy for any calendar year during which average occupancy of the Building is less than one hundred percent (100%) shall be calculated based upon the amount of such Operating Costs that would have been incurred if the Building had an average occupancy of one hundred percent (100%) during the entire calendar year.

Notwithstanding the foregoing or anything to the contrary contained in this Lease, Operating Costs shall not include, and Tenant shall have no obligation to pay or reimburse Landlord for any of the following: (i) ground rent payments; (ii) interest and principal payments on loans or indebtedness secured by the Property; (iii) costs of tenant or other special improvements for Tenant (to the extent Landlord has agreed to pay for such improvements) or other tenants of the Building; (iv) costs of services or other benefits which are not available to Tenant but which are available to other tenants or occupants, or for which Landlord is reimbursed by other tenants of the Building other than through payment of tenants’ shares of Operating Costs and Taxes; (v) leasing commissions, attorneys’ fees, advertising expenses, promotional expenses, and other expenses incurred in connection with leasing space in the Building or Project or enforcing such leases; (vi) depreciation, expense reserves, or amortization, other than as permitted under clause (G) of the definition of Operating Costs in the first paragraph of this provision; (vii) fines or penalties incurred due to Landlord’s violation of any Law or late payments of Operating Expenses; (viii) the cost of any repair, improvement, alteration, addition, change, replacement, extraordinary repair, and other item related to the Building or Project that under generally accepted accounting principles are properly classified as capital expenditures, except as otherwise provided in clause (G) of the definition of Operating Costs in the first paragraph of this provision; (ix) any costs of repair, replacement or restoration work occasioned by any casualty or condemnation, subject to Sections 12 and 13; (x) except for management fees (subject to the 4% cap in subsection H of the preceding paragraph), Landlord’s general overhead and any overhead or profit increment to any subsidiary or affiliate of Landlord for services on or to the Building or Project, to the extent that the cost of such service exceeds competitive costs for such services rendered by persons or entities of similar skill, competence and experience other than a subsidiary or affiliate of Landlord; (xi) except for management fees (subject to the 4% cap in subsection H of the preceding paragraph), any costs or expenses representing any amount paid for services and materials to a (personal or business) related person, firm, or entity to the extent such amount exceeds the amount that would have been paid for such service or materials at the then existing market rates in the absence of such relationship; (xii) compensation paid to any employee of Landlord above the grade of Property Manager/Building Superintendent, including officers and executives of Landlord; (xiii) costs of electrical energy or other utility service furnished and/or metered directly to tenants of the Building or Project other than Tenant, (xiv) insurance deductibles for Landlord’s insurance in excess of $25,000 for any casualty; (xv) costs incurred in connection with the presence of any Hazardous Materials (defined below), except to the extent caused by the Handling (defined below) of the Hazardous Materials in question by Tenant; (xvi) any costs relating to the structural components of the Building to the extent such costs are at Landlord’s sole expense under Section 7.2 below;  (xvii) the costs of repairs or maintenance to the extent Landlord is reimbursed for the cost thereof under any warranties; (xviii) the costs of repairs, alterations, and general maintenance to the extent necessitated as a result of the active negligence or willful misconduct of Landlord or its agents, employees, or contractors (and to the extent such costs are incurred as a result of the negligence or willful misconduct of any parties other than Tenant or Tenant’s Representatives or Invitees, Landlord agrees to make commercially reasonable efforts to seek compensation from such parties); (xix) the cost of artwork and décor in the Common Areas over and above the reasonable costs of such artwork and décor typically installed in similar industrial/commercial buildings in the vicinity of the Property; (xx) costs incurred in installing, operating, maintaining and owning any specialty service or facilities not normally installed, operated or maintained in buildings comparable to the Building; (xxi) charitable contributions and donations; or (xxii) any costs or expenses incurred by Landlord in connection with the Demolition Work, Demising Work or Base Building Repair Work.

(2)           “Taxes” means all real property taxes and general, special and district assessments and other governmental impositions, fees, levies and charges of whatever kind, nature or origin, imposed on or by reason of the ownership or use of the Property, including:  governmental charges, fees or assessments for transit or traffic mitigation (including area-wide traffic improvement assessments and transportation system management fees), housing, police, fire or other governmental service or purported benefits to the Property, including assessments, taxes, fees, levies and charges imposed by governmental agencies for such purposes as street, sidewalk, road and utility construction and maintenance, refuse removal and for other governmental services; personal property taxes assessed on the personal property of Landlord used in the operation of the Property; service payments in lieu of taxes; any tax, fee or excise on the use or occupancy of any part of the Property, or on rent for the Property, or for space in the Property; and any other fees, taxes and assessments of any kind or nature whatsoever levied or assessed in addition to, in lieu of or in substitution for existing or additional real or personal property taxes on the Property or the personal property described above; any increases in the foregoing caused by changes in assessed valuation, tax rate or other factors or circumstances; and the reasonable cost of contesting by appropriate proceedings the amount or validity of any taxes, assessments or charges described above; but excluding (i) income taxes measured by the net income of Landlord and franchise, transfer, gift, sales, estate and inheritance taxes; (ii) penalties and interest, other than those attributable to Tenant’s failure to comply timely with its obligations pursuant to this Lease; (iii) increases in Taxes (whether increases result from increased rate, valuation, or both) attributable to additional improvements to the Building or Project so long as such increases have increased Taxes by over ten percent (10%) of the then-applicable amounts, unless such improvements are constructed for Tenant’s primary benefit or for the common benefit of Tenant and other tenants in the Project; and (iv) any taxes, excises, levies, fees and charges in excess of the amount which would be payable if such expense were paid in installments over the longest allowable term, but only to the extent Landlord shall have the right to pay such taxes, excises, levies, fees and charges in installments as of the Lease Date without lodging any formal appeal or commencing any proceeding with any taxing authority to implement installment payments or make a change to any such installment payments existing as of the Lease Date.  To the extent paid by Tenant or other tenants as “Tenant’s Taxes” (as defined in Section 8), “Tenant’s Taxes” shall be excluded from Taxes.

If Tenant disputes the amount or validity of any Taxes payable by Tenant hereunder, then upon not less than thirty (30) days prior written notice, Tenant shall have the right to contest and defend against the same on Landlord’s behalf, and in good faith to diligently conduct any necessary proceedings in connection therewith; provided, however, that any such contest shall be at Tenant’s sole expense.  Landlord may elect to participate in any such contest by Tenant, in which case Tenant shall reimburse Landlord’s reasonable out-of-pocket expenses (including attorneys’ fees) incurred thereby upon Landlord’s written demand.  Tenant may not postpone or defer payment of any contested or appealed Taxes, but shall be retroactively credited with any savings or refund of Taxes obtained by Landlord by reason of Tenant’s appeal.  Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, damages, liabilities and costs, including, without limitation, penalties, interest and attorneys’ fees, costs and disbursements, arising from or related to any such contest, which obligation shall survive the expiration or earlier termination of this Lease.

(3)           “Tenant’s Share” means the Tenant’s Share as set forth in the Basic Lease Information.  If the rentable area of the Premises is changed by Tenant’s leasing of additional space hereunder or for any other reason, Tenant’s Share shall be adjusted accordingly.

(b)           Additional Rent.

(1)           Commencing on the Commencement Date, and continuing throughout the Term of the Lease, Tenant shall pay Landlord, as “Additional Rent,” Tenant’s Share of the sum of Operating Costs and Taxes for each calendar year, or portion thereof, occurring during the Term.

(2)           As soon as reasonably practicable after the end of each calendar year, Landlord shall notify Tenant of Landlord’s estimate of Operating Costs, Taxes and Tenant’s Additional Rent for the following calendar year.  Commencing on the first day of January of each calendar year and continuing on the first day of every month thereafter in such year, Tenant shall pay to Landlord one-twelfth (1/12th) of the estimated Additional Rent.  If Landlord thereafter estimates that Operating Costs or Taxes for such year will vary from Landlord’s prior estimate, Landlord may, by notice to Tenant, revise the estimate for such year (and Additional Rent shall thereafter be payable based on the revised estimate).

(3)           As soon as reasonably practicable after the end of each calendar year, Landlord shall furnish Tenant a statement with respect to such year, showing Operating Costs, Taxes and Additional Rent for the year, and the total payments made by Tenant with respect thereto; provided, however, that Landlord’s failure to deliver its statement (for up to, but not in excess of, three hundred sixty five (365) days after the end of such year) shall not waive or relinquish Landlord’s right to reconcile Operating Costs and Taxes, collect any underpayment by Tenant and refund any overpayment by Tenant, and prior to Tenant’s receipt of Landlord’s reconciliation statement Tenant shall continue to pay estimated Operating Costs and Taxes at the most recent estimated monthly amount provided by Landlord to Tenant.  Unless Tenant raises any objections to Landlord’s statement within one hundred eighty (180) days after receipt of the same, such statement shall conclusively be deemed correct and Tenant shall have no right thereafter to dispute such statement or any item therein or the computation of Additional Rent based thereon.  If Tenant does object to such statement within the required time period, then Landlord shall provide Tenant with reasonable verification of the figures shown on the statement and the parties shall negotiate in good faith to resolve any disputes.  Notwithstanding the foregoing,

Tenant shall only be permitted to engage a certified public accountant, or other third party service provider primarily engaged in providing lease administration and audit services, to review Landlord’s statement, and in no event shall Tenant be entitled to engage any accountant for such review whose compensation is measured, in whole or in part, upon any adjustments to Landlord’s statement as a consequence of such review.  Any objection of Tenant to Landlord’s statement and resolution of any dispute shall not postpone the time for payment of any amounts due Tenant or Landlord based on Landlord’s statement, nor shall any failure of Landlord to deliver Landlord’s statement for not more than three hundred sixty five (365) days after the end of the year in question relieve Tenant of Tenant’s obligation to pay any amounts due Landlord based on Landlord’s statement.

(4)           If Tenant’s Additional Rent as finally determined for any calendar year exceeds the total payments made by Tenant on account thereof, Tenant shall pay Landlord the deficiency within thirty (30) days of Tenant’s receipt of Landlord’s statement.  If the total payments made by Tenant on account thereof exceed Tenant’s Additional Rent as finally determined for such year, Tenant’s excess payment shall be credited toward the rent next due from Tenant under this Lease or refunded to Tenant if such determination is at or after the expiration or earlier termination of the Lease.  For any partial calendar year at the beginning or end of the Term, Additional Rent shall be prorated on the basis of a 365-day year by computing Tenant’s Share of the Operating Costs and Taxes for the entire year and then prorating such amount for the number of days during such year included in the Term.  Notwithstanding the termination of this Lease, Landlord shall pay to Tenant or Tenant shall pay to Landlord, as the case may be, within thirty (30) days after Tenant’s receipt of Landlord’s final statement for the calendar year in which this Lease terminates, the difference between Tenant’s Additional Rent for that year, as finally determined by Landlord, and the total amount previously paid by Tenant on account thereof.  Notwithstanding the foregoing or anything to the contrary contained in this Lease, Tenant shall have no obligation to pay for any Operating Costs or Taxes that are fairly allocable to any time period before the Commencement Date or after the Expiration Date (or earlier termination of this Lease).

If for any reason Taxes for any year during the Term are reduced, refunded or otherwise changed, Tenant’s Additional Rent shall be adjusted accordingly.  If Taxes are temporarily reduced as a result of space in the Building being leased to a tenant that is entitled to an exemption from property taxes or other taxes, then for purposes of determining Additional Rent for each year in which Taxes are reduced by any such exemption, Taxes for such year shall be calculated on the basis of the amount the Taxes for the year would have been in the absence of the exemption.  The obligations of Landlord to refund any overpayment of Additional Rent and of Tenant to pay any Additional Rent not previously paid shall survive the expiration or earlier termination of this Lease.

3.3           Payment of Rent.  All amounts payable or reimbursable by Tenant under this Lease, including late charges and interest, shall constitute rent and shall be payable and recoverable as rent in the manner provided in this Lease.  Any sums payable to Landlord on demand under the terms of this Lease shall be payable within thirty (30) days after notice from Landlord of the amount due.  All rent shall be paid without offset, recoupment or deduction in lawful money of the United States of America to Landlord at Landlord’s Address for Payment of Rent as set forth in the Basic Lease Information, or to such other person or at such other place as Landlord may from time to time designate.

4.             SECURITY DEPOSIT.  Within five (5) Business Days after both parties have executed and delivered this Lease (the “Deposit Delivery Date”), Tenant shall deposit with Landlord the amount specified in the Basic Lease Information as the Security Deposit (the “Security Deposit”) as security for the full and faithful performance of each and every obligation of Tenant under the Lease.  If an Event of Default occurs under this Lease, Landlord may, without prejudice to any other remedy Landlord has, apply all or a part of the Security Deposit to:  (i) any Event of Default in the payment of rent or other sum payable hereunder; (ii) any amount that Landlord may spend in exercising Landlord’s rights under this Lease or otherwise by reason of the Event of Default:  and/or (iii) any expense, loss or damage that Landlord may suffer because of any Event of Default by Tenant hereunder, including costs and reasonable attorneys’ fees incurred by Landlord to recover possession of the Premises following an Event of Default.  In the event Landlord so applies all or a part of the Security Deposit, Tenant shall pay to Landlord on demand an amount sufficient to replenish the Security Deposit to the full amount thereof, and Tenant’s failure to do so within ten (10) Business Days after receipt of such demand from Landlord shall constitute an Event of Default.  Within thirty (30) Business Days after the expiration of the Term or earlier termination of this Lease and Tenant’s surrender of possession of the Premises to Landlord, Landlord shall return to Tenant the Security Deposit, less any portion thereof which may have been applied by Landlord as permitted hereunder (including without limitation Landlord’s retention of any amounts required to remedy an Event of Default arising out of Tenant’s failure to surrender the Premises to Tenant as required hereunder, in an amount reasonably estimated by Landlord).  If Landlord transfers its interest in the Building, Landlord shall deliver or credit the Security Deposit to Landlord’s successor-in-interest, and Landlord thereupon shall be relieved of further responsibility with respect to the Security Deposit.

Tenant shall be entitled to deliver all or part of the Security Deposit in the form of an unconditional and irrevocable letter of credit (the “Letter of Credit Security Deposit”) in form and issued by a national bank with an office in the San Francisco Bay Area (i.e., wherein said letter of credit may be drawn) reasonably satisfactory to Landlord, as security for the full and faithful performance of every provision of this lease to be thereafter performed by Tenant (the Letter of Credit Security Deposit, together with (1) any cash from time to time held by Landlord as part of the security deposit following a draw on the Letter of Credit Security Deposit or (2) any cash from time to time held by Landlord as part of the security deposit under this Section 4, is sometimes referred to herein as the “Security Deposit”).  If Tenant defaults with respect to any provision of this Lease, and such default remains uncured beyond applicable cure periods provided herein, then Landlord may, as applicable, (i) use, apply or retain all or any part of the Security Deposit which is then held by Landlord in the form of cash (herein, the “Cash Security Deposit”), or (ii) draw on any Letter of Credit Security Deposit, in whole or in part, in either case to the extent necessary in Landlord’s reasonable judgment to cure such default (provided that Landlord may draw upon any Letter of Credit Security Deposit in whole in the event Tenant defaults in its obligation to timely deliver a replacement letter of credit as required hereunder), and Landlord may use, apply or retain all or any part of the proceeds thereof, for the payment of any rent and any other sum in default (beyond applicable cure periods provided herein), or for the payment of any other amount which Landlord is entitled to spend in exercising its rights under this Lease or otherwise by reason of Tenant’s default (beyond applicable cure periods provided herein), or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s Event of Default.  If any portion of the Cash Security Deposit or proceeds from a draw on any Letter of Credit Security Deposit is so used or applied, Tenant shall, within thirty (30) days after written demand therefor, as applicable, cause the issuing bank to restore any Letter of Credit Security Deposit to its original amount or deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a material breach of this Lease.  Landlord shall not be obligated to keep any Cash Security Deposit or any proceeds from a draw on the Letter of Credit Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on either.

Nothing in this Section 4 shall be construed to limit the amount of damages recoverable by Landlord or any other remedy to the amount of the Security Deposit.

Any letter of credit delivered by Tenant hereunder as the Letter of Credit Security Deposit shall expire no earlier than twelve (12) months after issuance and shall provide for automatic renewals of one-year periods unless the issuer has provided Landlord written notice of non-renewal at least thirty (30) days prior to the then expiration date, in which case Tenant shall provide a replacement letter of credit meeting the requirements of this Section 4 no later than fifteen (15) days prior to the expiration date of the then outstanding and expiring letter of credit; provided, however, that any replacement letter of credit shall not be required to have an effective date earlier than the expiration date of the then existing letter of credit being so replaced.  Each subsequent replacement letter of credit shall expire no earlier than twelve (12) months from the expiration date of the then outstanding and expiring letter of credit and shall provide for automatic 1-year renewals as described above.  Tenant shall ensure that at all times during the Term of this Lease and for thirty (30) days after expiration of the Term, cash or one or more unexpired letters of credit in the aggregate amount of the Security Deposit required hereunder shall have been delivered to Landlord.  Failure by Tenant to deliver cash or any replacement letter of credit as required above shall entitle Landlord to draw under the outstanding letter(s) of credit and to retain the entire proceeds thereof for application as the Security Deposit under this Lease.  Each letter of credit shall be for the benefit of Landlord and its successors and assigns, shall be expressly transferable to such successor and assigns (and Tenant shall pay all costs associated with any such transfer), and shall entitle Landlord or its successors or assigns to draw from time to time under the letter of credit in portions or in whole upon presentation of (i) a sight draft, and (ii) a statement executed by Landlord stating that Landlord is entitled to make the subject draw pursuant to the terms of this Lease.

So long as no Event of Default has occurred and is continuing and/or no Event of Default has occurred within the previous twelve (12) month period, on each anniversary of the Commencement Date (or the date Tenant delivers the Security Deposit to Landlord pursuant to the following paragraph) Tenant shall be entitled to reduce the amount of the Security Deposit by Four Hundred Fifty Thousand and no/100 Dollars ($450,000.00); provided, however, that in no event shall the Security Deposit be reduced below the minimum amount of One Million and no/100 Dollars ($1,000,000.00).  If an Event of Default has occurred and is continuing on any date when Tenant would be entitled to reduce the Security Deposit as provided in this paragraph and/or an Event of Default has occurred within the previous twelve (12) month period, then Tenant shall not be entitled to any reduction of the Security Deposit at such time and may only resume such reductions in the Security Deposit amount on the following anniversary of the Commencement Date, subject to the same requirement that no Event of Default has occurred within the previous twelve (12) month period as a condition to any subsequent reduction.

Notwithstanding anything to the contrary in this Lease, if, prior to the Deposit Delivery Date, Tenant provides to Landlord a guaranty of this Lease by Agilent Technologies, Inc., in the form attached hereto as Exhibit E (the “Agilent Guaranty”), then Tenant’s obligation to post a Security Deposit hereunder shall be suspended, subject to the terms and conditions of this Section 4.  If, at any time during the Term, Tenant achieves a Standard and Poor’s rating of not less than BBB- and maintains the same for a continuous period of one hundred eighty (180) days after Tenant’s written notice to Landlord that it has been rated at least BBB- by Standard and Poor’s (the “Minimum Rating”) or posts the Security Deposit, then the Agilent Guaranty may be revoked and Tenant’s obligation to post the Security Deposit shall be suspended for so long as Tenant continuously satisfies the Minimum Rating thereafter.  Landlord agrees and acknowledges that Tenant is not required to provide the Agilent Guaranty as a condition to the effectiveness of this Lease, and may instead post the Security Deposit on or before the Deposit Delivery Date.  Landlord further acknowledges and agrees that if Tenant provides an Agilent Guaranty in lieu of the Security Deposit, then Tenant may at anytime thereafter post the Security Deposit (in the form of cash or a Letter of Credit Security Deposit) with Landlord, in which event the Agilent Guaranty shall thereupon be deemed canceled, void and of no further force or effect, and Landlord shall immediately return the original executed copy of the Agilent Guaranty to Tenant.  If Tenant has posted the Security Deposit and thereafter achieves the Minimum Rating, Landlord shall refund the Security Deposit (including returning any original letter of credit then held by Landlord) upon the expiration of the one hundred eighty (180) day period required to satisfy the Minimum Rating.  If Tenant is at any time entitled to suspension of its obligation to deliver the Security Deposit and Tenant thereafter becomes obligated to deliver the Security Deposit to Landlord pursuant to the terms and conditions of this Section 4, then Tenant shall be entitled to the reductions in the amount of the Security Deposit that Tenant would have obtained pursuant to the preceding paragraph (and subject to the terms and conditions thereof) and shall only be required to deliver to Landlord the amount of the Security Deposit which would have been held by Landlord at such time if the Security Deposit had been delivered to Landlord on the Deposit Delivery Date and periodically reduced thereafter in accordance with the preceding paragraph.  During all periods within the Term in which the Agilent Guaranty is not in force and Tenant has not delivered the Security Deposit to Landlord based on its satisfaction of the Minimum Rating, (1) each payment of rent by Tenant shall constitute a representation and warranty by Tenant to Landlord that, to Tenant’s knowledge, Tenant maintains the Minimum Rating at such time and that Tenant is not aware of any facts or circumstances that would be reasonably likely to reduce Tenant’s Standard and Poor’s rating below the Minimum Rating, and (2) Tenant shall make commercially reasonable efforts to update Landlord on the status of its Standard and Poor’s rating, and if during any such period Tenant receives notice that its Standard and Poor’s rating has been reduced below BBB-, Tenant shall immediately provide written notice thereof to Landlord and shall deliver the Security Deposit to Landlord within ten (10) Business Days thereafter.

Tenant waives the provisions of California Civil Code Section 1950.7, and all other provisions of law now in force or that become in force after the date of execution of this Lease, that provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy Events of Default in the payment of rent, to repair damage caused by Tenant, or to clean the Premises.  Landlord and Tenant agree that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any foreseeable or unforeseeable loss or damage caused by an Event of Default.  Tenant may not assign or encumber the Security Deposit, and any attempt to do so shall be void and, in all events, not binding upon Landlord.

5.             USE AND COMPLIANCE WITH LAWS.

5.1           Use.  The Premises shall be used and occupied only for general business office purposes, research and development (including semiconductor testing lab work and related storage uses) and for other legal uses and purposes related thereto.  Tenant, at its expense, shall comply with all present and future Laws relating to the condition, use or occupancy of the Premises (and shall make any repairs, alterations or improvements as required to comply with all such Laws), and shall observe the “Rules and Regulations” (as defined in Section 27); provided, however, that Landlord, not Tenant, shall be required to make and pay the cost of any alterations or improvements to the Premises or Building that are necessary to comply with any such Laws or Rules and Regulations, unless such alterations or improvements are required as a result of the Tenant’s particular use of the Premises (as opposed to improvements that are required to be made by landlords of office and research and development properties generally) or by Alterations to the Premises made and paid for by Tenant, in which case Tenant shall be required to make and pay for such alterations or improvements.  The term “Laws,” as used in this Lease, means all statutes, ordinances, codes, rules, regulations, requirements, licenses, permits, certificates, judgments, decrees, orders or directives of any federal, state, county or local governmental or quasi-governmental authority, agency, department, board, panel or court now in force or which may hereafter be in force, as same may be amended.  Tenant shall not do, bring, keep or sell anything in or about the Premises that is prohibited by, or that will cause a cancellation of or an increase in the existing premium for (unless Tenant agrees in writing to pay for such increase), any insurance policy covering the Property or any part thereof.  Tenant shall not permit the Premises to be occupied or used in any manner that will constitute waste or a nuisance, or disturb the quiet enjoyment of or otherwise annoy other tenants in the Building.  Without limiting the foregoing, the Premises shall not be used for educational activities, practice of medicine or any of the healing arts, providing social services, for any governmental use (including embassy or consulate use), or for personnel agency, customer service office, studios for radio, television or other media, travel agency or reservation center operations or uses, except to the extent such uses are merely incidental to Tenant’s primary business operations, or part of the services provided by Tenant to its employees and customers, at the Premises.  Tenant shall not, without the prior consent of Landlord, (i) bring into the Building or the Premises anything that may cause substantial noise, odor or vibration, overload the floors in the Premises or the Building  Systems, or jeopardize the structural integrity of the Building or any part thereof; (ii) connect to the utility systems of the Building any apparatus, machinery or other equipment other than equipment that would exceed the electrical or other utility capacity of the Building; or (iii) connect to any electrical circuit in the Premises any equipment or other load with aggregate electrical power requirements which would be reasonably likely to overload the rated capacity of the circuit or otherwise interfere with the regular operation of the electrical systems serving the Building.  The term “Building Systems,” as used in this Lease, means the heating, ventilating and air-conditioning (“HVAC”), mechanical, elevator, plumbing and sewer, electrical, fire protection, life safety, security and other systems in the Building and all components thereof, but excluding any supplemental or special HVAC, mechanical, elevator, plumbing and sewer, electrical, fire protection, life safety, security and other systems installed by Tenant in connection with the Lab Work (as defined in Exhibit C) constructed at Tenant cost, as supplemented by any other specific items Landlord and Tenant agree in writing to include or exclude from the Building Systems at or prior to the time Landlord approves Tenant’s Construction Drawings pursuant to Exhibit C.

5.2           Hazardous Materials.

(a)           Definitions.

(1)           “Hazardous Materials” shall mean any substance, material or waste (A) that now or in the future is regulated or governed by, requires investigation or remediation under, or is defined as a hazardous waste, hazardous substance, hazardous material, pollutant or contaminant under any Laws, including the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., and Sections 25117 and 25316 of the California Health and Safety Code, or (B) that is toxic, explosive, corrosive, flammable, radioactive, carcinogenic, dangerous or otherwise hazardous, including gasoline, diesel fuel, petroleum hydrocarbons, polychlorinated biphenyls (PCBs), asbestos, radon and urea formaldehyde foam insulation.

(2)           “Environmental Requirements” shall mean all present and future Laws and other requirements of any kind applicable to Hazardous Materials.

(3)           “Handled” and “Handling” shall mean and refer to any installation, generation, storage, use, disposal, discharge, release or transportation of Hazardous Materials by Tenant or Landlord, as applicable, or their respective agents, employees, contractors, licensees, assignees, sublessees, transferees or representatives (collectively, “Representatives”) or their respective invitees (collectively, “Invitees”), at or about the Premises and/or the Property.

(4)           “Environmental Losses” shall mean all costs and expenses of any kind (including attorneys’ fees), damages, including foreseeable and unforeseeable consequential damages, fines and penalties incurred in connection with any violation of and/or compliance with Environmental Requirements and all losses of any kind attributable to the diminution of value, loss of use or adverse effects on marketability or use of any portion of the Premises or Property.

(b)           Tenant’s Covenants.  No Hazardous Materials shall be Handled by Tenant at or about the Premises or Property without Landlord’s prior written consent, which consent may be granted, denied, or conditioned upon compliance with Landlord’s requirements, all in Landlord’s reasonable discretion.  Notwithstanding the foregoing, (i) normal quantities and use of those products containing small amounts of Hazardous Materials customarily used in the conduct of general office activities, such as copier fluids and cleaning supplies, and (ii) the Hazardous Materials designated, and limited to the quantities listed, on Exhibit F, attached hereto (collectively, “Permitted Hazardous Materials”), may be used and stored at the Premises without Landlord’s prior written consent, provided that Tenant’s activities at or about the Premises and Property and the Handling by Tenant of all such products and the Hazardous Materials therein shall comply at all times with all Environmental Requirements.  At the expiration or termination of the Lease, Tenant shall promptly remove from the Premises and Property all Hazardous Materials Handled by Tenant at the Premises or the Property.  Tenant shall keep Landlord fully and promptly informed of all Handling by Tenant of Hazardous Materials other than Permitted Hazardous Materials.  Tenant shall be responsible and liable for the compliance with all of the provisions of this Section by all of Tenant’s Representatives and Invitees, and all of Tenant’s obligations under this Section (including its indemnification obligations under paragraph (e) below) shall survive the expiration or earlier termination of this Lease.

(c)           Compliance.  Tenant shall at Tenant’s expense promptly take all actions required by any governmental agency or entity in connection with or as a result of the Handling by Tenant of Hazardous Materials Handled by Tenant or its Representatives at or about the Premises or Property, including inspection, monitoring and testing, performing all cleanup, removal and remediation work required with respect to such Hazardous Materials, complying with all closure requirements and post-closure monitoring, and filing all required reports or plans.  All of the foregoing work and all Handling by Tenant of all Hazardous Materials shall be performed in a good, safe and workmanlike manner by consultants and contractors qualified and licensed to undertake such work and in a manner that will not interfere with any other tenant’s quiet enjoyment of the Property or Landlord’s use, operation, leasing and sale of the Property.  Tenant shall deliver to Landlord prior to delivery to any governmental agency, or promptly after receipt from any such agency, copies of all permits, manifests, closure or remedial action plans, notices, and all other documents or communications relating to the Handling by Tenant of Hazardous Materials and/or compliance with Environmental Requirements regarding same at or about the Premises or Property.  If any lien attaches to the Premises or the Property in connection with or as a result of the Handling by Tenant of Hazardous Materials, and Tenant does not cause the same to be released, by payment, bonding or otherwise, within ten (10) days after Tenant’s receipt of written notice of the attachment thereof, Landlord shall have the right but not the obligation to cause the same to be released and any sums expended by Landlord (plus Landlord’s administrative costs) in connection therewith shall be payable by Tenant within thirty (30) days after its receipt of a written demand.

(d)           Landlord’s Rights.  Landlord shall have the right, but not the obligation, to enter the Premises at any reasonable time (upon reasonable prior notice to Tenant and subject to Tenant’s reasonable security requirements) (i) to confirm Tenant’s compliance with the provisions of this Section 5.2, and (ii) to perform Tenant’s obligations under this Section if Tenant has failed to do so after reasonable notice to Tenant.  If there is any Handing by Tenant of Hazardous Materials at the Premises

that are not Permitted Hazardous Materials, then Landlord shall also have the right to engage qualified Hazardous Materials consultants to inspect the Premises and review the Handling by Tenant of Hazardous Materials, including review of all permits, reports, plans, and other documents regarding same.  Tenant shall pay to Landlord within thirty (30) days after Tenant’s receipt of a written demand any reasonable out-of-pocket costs of Landlord’s consultants’ incurred by Landlord in performing Tenant’s obligations under this Section.  Landlord shall not be responsible for any interference caused by Landlord’s entry into the Premises; provided, however, that Landlord shall use reasonable efforts to minimize any interference with Tenant’s business during any such entry.

(e)           Indemnification.  Tenant agrees to indemnify, defend, protect and hold harmless Landlord and its constituent partners or members and its or their partners, members, directors, officers, shareholders, employees and agents against and from all Environmental Losses and all other claims, actions, losses, damages, liabilities, costs and expenses of every kind, including reasonable attorneys’, experts’ and consultants’ fees and costs, incurred at any time and arising from or in connection with the Handling by Tenant of Hazardous Materials at or about the Property in violation of Environmental Requirements.  Landlord agrees to indemnify, defend, protect and hold harmless Tenant and its directors, officers, shareholders, employees and agents against and from all Environmental Losses and all other claims, actions, losses, damages, liabilities, costs and expenses of every kind, including reasonable attorneys’, experts’ and consultants’ fees and costs, incurred at any time and arising from or in connection with (i) the Handling by Landlord of Hazardous Materials at or about the Property in violation of Environmental Requirements, and (ii) any Hazardous Materials existing on,  under, or about the Building or Project as of the date of this Lease.

(f)            Landlord’s and Tenant’s Disclaimer.  To the best knowledge of Landlord, (i) no Hazardous Materials are present in, on or under the Premises or Property or the soil, surface water or groundwater thereof in violation of any applicable Environmental Requirements, (ii) no underground storage tanks are present on the Property, and (iii) no action, proceeding or claim is pending or threatened regarding the Property concerning any Hazardous Materials pursuant to any Environmental Requirements.  Tenant agrees and acknowledges that, except for the express representations in the preceding sentence, Landlord and its agents have not made any representations or warranties concerning the environmental condition of the Project and Premises, including without limitation the presence of any Hazardous Materials located at or about the Premises or the Project, and Tenant agrees that it has relied on its own investigation to determine the environmental condition of the Premises and has elected to proceed with the Lease based on its own evaluation of such condition as it may affect Tenant’s use and occupancy of the Premises.  Landlord has obtained a Phase I environmental assessment concerning the Project and Tenant acknowledges its receipt and review of such report prior to the Lease Date.  Notwithstanding the foregoing or anything to the contrary in this Lease, under no circumstance shall Tenant be liable for any claims of any type or nature, directly or indirectly arising out of or in connection with any Hazardous Materials present at any time on or about the Premises or Project, or the violation of any Environmental Requirements, except to the extent that any of the foregoing actually results from the Handling of Hazardous Materials  by Tenant or its Representatives or Invitees in violation of applicable Environmental Requirements.

6.             ALTERATIONS.

6.1           Landlord’s Consent.

(a)           Tenant shall not make or permit to be made any alterations, additions, installations or improvements within, on, to or about the Premises or any part thereof (singularly and collectively, “Alterations”) without the prior written consent of Landlord in each instance.  Notwithstanding the foregoing, Tenant may make the following Alterations (“Minor Alterations”) without the prior written approval of Landlord:  any Alterations that do not materially affect any of the Building Systems, the outside appearance of the Building or the structural components of the Building, and do not exceed an aggregate cost of $100,000 in any one instance and otherwise  conform with the requirements stated in Section 6.1(b) clauses (i) through (iv) below, and that nothing herein shall alter Tenant’s obligation to remove Alterations as provided in this Lease.  Tenant shall on request of Landlord promptly provide Landlord with all cost and other information relating to Tenant’s compliance with the foregoing conditions.

(b)           Landlord will not unreasonably withhold or delay its consent to any Alterations, provided that all of the following conditions shall be satisfied:  (i) the Alterations do not affect the outside appearance of the Building; (ii) the Alterations do not materially adversely affect the structural integrity of the Building or any part thereof; (iii) excepting signage approved by Landlord, the Alterations are to the interior of the Premises and do not materially adversely affect any part of the Building outside of the Premises; and (iv) the Alterations do not adversely affect the proper functioning of the Building Systems or other utilities, systems and services of the Building, or materially increase the usage thereof by Tenant.  The final plans and specifications for the Alterations, any subsequent changes thereto, and all contractors and subcontractors who will perform them shall be subject to Landlord’s approval, which approval shall not be unreasonably be withheld.  All costs and expenses incurred in connection with the Alterations, including the construction and installation thereof, the preparation of the plans and specifications therefor, and the attaining of all necessary governmental approvals and permits, shall be paid by Tenant.  Upon Landlord’s written demand, Tenant shall pay to Landlord the actual out-of-pocket costs and expenses reasonably incurred by Landlord in having its consultants review Tenant’s plans and specifications and inspecting the Alterations to determine whether they are being performed in accordance with the approved plans and specifications and in compliance with Laws, including the fees of any architect or engineer employed by Landlord for such purpose.

(c)           Not less than fifteen (15) days nor more than thirty (30) days prior to commencement of any Alterations, Tenant shall notify Landlord of the work commencement date so that Landlord may post notices of nonresponsibility about the Premises, and to the extent applicable, Tenant shall provide copies to Landlord of any and all permits and plans associated with any Alterations.  All Alterations must comply with all Laws, the other terms of this Lease, and the final plans and specifications approved by Landlord, and Tenant shall fully and promptly comply with and observe any rules and regulations of  Landlord then in force with respect to the making of Alterations and/or imposed by Landlord in connection with its approval of the plans and specifications for the Alterations (to the extent Landlord has approval rights with respect thereto).  Landlord’s review and approval of Tenant’s plans and specifications are solely for Landlord’s benefit, and Landlord shall have no duty toward Tenant, nor shall Landlord be deemed to have made any representation or warranty to Tenant, with respect to the safety, adequacy, correctness, efficiency or compliance with Laws of the design of the Alterations, the plans and specifications therefor, or any other matter regarding the Alterations.  Tenant shall be responsible for any additional alterations and improvements required by Laws to be made to or in the Building as a result of any Alterations to the Premises made by or for Tenant.

6.2           Ownership and Surrender of Alterations.  If and when Landlord consents to an Alteration, Landlord shall also notify Tenant in writing of Landlord’s election either to: (i) allow such improvement to remain at the Premises at the termination of this Lease; or (ii) require Tenant to remove such improvement at the termination of this Lease.  With respect to Minor Alterations, Tenant may request in writing that Landlord elect either (i) or (ii) above.  Upon their installation, all Alterations, including, but not limited to, wall covering, paneling and built-in cabinetry, but excluding Trade Fixtures (as hereinafter defined), shall become a part of the realty and belong to Landlord and shall be surrendered with the Premises except to the extent Landlord has required removal of any such Alterations under subsection (ii) above (and has not subsequently waived such requirement), in which case, as a condition of Tenant’s surrender of the Premises to Landlord, Tenant shall remove from the Premises, at Tenant’s expense, upon the expiration or earlier termination of the Lease, any such Alterations installed by Tenant, and Tenant’s obligation hereunder shall survive the expiration or earlier termination of the Lease.  Notwithstanding anything to the contrary in this Lease, Landlord hereby agrees that Tenant shall not be required to remove the “Office TI Work”, as defined in Exhibit C.

6.3           Liens.  Tenant shall pay when due all claims for labor, materials and services furnished by or at the request of Tenant or Tenant’s Representatives.  Tenant shall keep the Premises, the Building and the Property free from all liens, security interests (with the exception of security instruments on equipment leased by Tenant) and encumbrances (including, without limitation, all mechanic’s liens and stop notices) created as a result of or arising in connection with any Alterations or any other labor, services or materials provided for or at the request of Tenant or Tenant’s Representatives, or any other act or omission of Tenant or Tenant’s Representatives, or persons claiming through or under them (such liens, security interests and encumbrances singularly and collectively are herein called “Liens”).  Tenant shall not use materials in connection with the Alterations that are subject to any Liens.  Tenant shall indemnify Landlord against, and hold Landlord harmless from:  (a) all Liens; (b) the removal of all Liens and any actions or proceedings related thereto; and (c) all Claims in connection with the foregoing.  If Tenant fails to remove any Liens caused by Tenant within fifteen (15) days after Tenant receives notice of the filing of any such Liens, then, in addition to any other rights and remedies available to Landlord, Landlord may take any action necessary to discharge such Liens, including payment to the claimant on whose behalf the Lien was filed.  Any sums expended by Landlord (plus Landlord’s administrative costs) in connection with any such action shall be payable by Tenant on demand with interest thereon from the date of expenditure by Landlord at the Interest Rate (as defined in Section 16.2).

6.4           Additional Requirements.  Tenant shall obtain all necessary permits and certificates for the commencement and performance of Alterations and for final approval thereof upon completion, and shall cause the Alterations to be performed in compliance therewith and with all applicable Laws and insurance requirements, and in a good and workmanlike manner.  Tenant, at its expense, shall diligently cause the cancellation or discharge of all notices of violation arising from or otherwise connected with Alterations, or any other work, labor, services or materials done for or supplied to Tenant or Tenant’s Representatives, or by any person claiming through or under Tenant or Tenant’s Representatives.  Alterations shall be performed so as not to unreasonably interfere with any other tenant in the Building, cause labor disharmony therein, or delay or impose any additional expense on Landlord in the maintenance, repair or operation of the Building.  Throughout the performance of the Alterations, Tenant, at its expense, shall carry, or cause to be carried, in addition to the insurance described in Section 11, Workers’ Compensation insurance in statutory limits and such other insurance as Landlord may reasonably require, with insurers reasonably satisfactory to Landlord.  Tenant shall furnish Landlord with satisfactory evidence that such insurance is in effect at or before the commencement of the Alterations and, upon request, at reasonable intervals thereafter until completion of the Alterations.

6.5           Trade Fixtures.  Subject to the provisions of Section 5, and the foregoing provisions of this Section, Tenant may install and maintain furnishings, trade fixtures, movable partitions, and machines and equipment (“Trade Fixtures”) in the Premises.  Tenant shall promptly repair any damage to the Premises or the Building caused by any installation or removal of such Trade Fixtures.

6.6           Signage.  At its sole expense, Tenant shall have the right to install its corporate name and logo on the exterior of the Building, on the entrance doors to the Building and on the existing monument sign located on the Property, with such signage to be proportional to signage available to or used by other occupants of the Project based on the size of the Premises in relation to the size of such other occupants’ premises, and subject to limitations arising due to any preexisting signage of Hewlett Packard. Notwithstanding the foregoing and without limiting the provisions of Exhibit B, Section 2, such signage shall be subject to Landlord’s prior review and approval, not to be unreasonably withheld; provided, however, that Tenant agrees it shall be reasonable for Landlord to withhold its approval of any signage proposed by Tenant that would, under applicable Laws, provide Tenant with disproportionate signage and restrict or deny Landlord the ability to offer additional proportionate Building and/or monument signage to other occupants of the Project.  Tenant shall reimburse to Landlord the actual costs reasonably incurred by Landlord in approving any signage proposed by Tenant.  In any event, all such signage installed by Tenant shall comply with applicable Laws and shall be subject to Landlord’s right to require removal consistent with Landlord’s right to require removal of other Alterations by Tenant.

6.7           Rooftop Communications Equipment.  Tenant may install, at Tenant’s sole cost and expense, but without the payment of any rent or a license or similar fee or charge, a satellite or microwave dish or other communications, HVAC or other equipment servicing the business conducted by Tenant from within the Premises (all such equipment, including non-telecommunication equipment is, for the sake of convenience, defined collectively as the “Telecommunications Equipment”) upon the roof of the Building, for Tenant’s personal use and not for any other commercial purpose.  The physical appearance and the size of the Telecommunications Equipment shall be subject to Landlord’s reasonable approval, the location of any such installation of the Telecommunications Equipment shall be designated by Tenant subject to Landlord’s reasonable approval and Landlord may require Tenant to install screening around such Telecommunications Equipment, at Tenant’s sole cost and expense, as reasonably required by Landlord.  Tenant shall maintain such Telecommunications Equipment at Tenant’s sole cost and expense.  In the event Tenant elects to exercise its right to install the Telecommunication Equipment, then Tenant shall give Landlord prior notice thereof.  Such Telecommunications Equipment shall be installed pursuant to plans and specifications approved by Landlord, which approval will not be unreasonably withheld, conditioned, or delayed.  Upon Landlord’s written demand, Tenant shall reimburse to Landlord the actual out-of pocket costs reasonably incurred by Landlord in approving such Telecommunications Equipment.  Tenant shall remove such Telecommunications Equipment upon the expiration or earlier termination of this Lease and shall return the affected portion of the rooftop and the Building to the condition the rooftop and the Building would have been in had no such Telecommunications Equipment been installed (reasonable wear and tear excepted).  Such Telecommunications Equipment shall, in all instances, comply with applicable Laws.

7.             MAINTENANCE AND REPAIRS.

7.1           Tenant’s Obligations.  During the Term, Tenant, at Tenant’s expense, but under the direction of Landlord if Landlord so elects and subject to Sections 5.1, 7.2, 12 and 13, shall repair and maintain the Premises, including all specialty equipment or facilities exclusively serving the Premises (e.g., supplemental HVAC), the interior walls, floor coverings, ceiling (ceiling tiles and grid), Tenant’s Alterations, fire extinguishers, outlets and fixtures (including without limitation bulbs and ballasts), and any appliances (including dishwashers, hot water heaters and garbage disposals) in the Premises, in good condition, and keep the Premises in a clean, safe and orderly condition.

7.2           Landlord’s Obligations.  Subject to Sections 5.1, 12 and 13, Landlord shall maintain or cause to be maintained in good order, condition and repair the foundations, columns, footings, sub-flooring and load-bearing and exterior walls, windows and frames, gutters, and downspouts of the Building, the structural portions of the roof and the roof membrane, the Building Systems, and the Common Areas of the Property (including the sidewalks, curbs, and Parking Facility); provided, however, that nothing contained herein shall be construed to negate or limit Tenant’s obligation to pay Tenant’s Share of the costs incurred hereunder by Landlord (it being understood and agreed that such costs are Operating Costs, subject to the limitations in Section 3.2(a)(1)).  Landlord’s maintenance and repair of the structural components of the Building (foundation, columns, footings, floor slab, load-bearing and exterior walls and structural portions of the roof) shall be at Landlord’s sole expense; provided, however, that with respect to any maintenance and repair items described in this Section 7.2 Tenant shall pay the entire cost of repairs for any damage occasioned by Tenant’s use of the Premises or the Property, any act or omission of Tenant or Tenant’s Representatives or Invitees or Tenant’s Alterations, subject to Section 11.3 concerning waiver of subrogation rights.  Landlord shall be under no obligation to inspect the Premises.  Tenant shall promptly report in writing to Landlord any condition known to Tenant which Landlord is required to repair.  As a material part of the consideration for this Lease, Tenant hereby waives any benefits of any applicable existing or future Law, including the provisions of California Civil Code Sections 1932(1), 1941 and 1942, that allows a tenant to make repairs at its landlord’s expense.

Notwithstanding any of the terms and conditions set forth in this Lease to the contrary, if Tenant provides Notice (or oral notice in the event of an “Emergency,” as that term is defined, below) to Landlord of an event or circumstance which requires the action of Landlord with respect to repair and/or maintenance required to be performed by Landlord hereunder, which event or circumstance with respect to the Building Systems or structural portions of the Building materially adversely affects the conduct of Tenant’s business from the Premises, and Landlord fails to commence corrective action within a reasonable period of time, given the circumstances, after the receipt of such Notice, but in any event not later than thirty (30) days after receipt of such Notice, then Tenant may proceed to take the required action upon delivery of an additional ten (10) Business Days’ Notice to Landlord specifying that Tenant is taking such required action (provided, however, that the initial thirty (30) day Notice and the subsequent ten (10) day Notice shall not be required in the event of an Emergency) and if such action was required under the terms and conditions of this Lease to be taken by Landlord and was not commenced by Landlord within such ten (10) Business Day period (or sooner in the case of Emergency) and thereafter diligently pursued to completion, then Tenant shall be entitled to prompt reimbursement by Landlord of Tenant’s reasonable costs and expenses in taking such action.  Promptly following completion of any work taken by Tenant pursuant to the terms and conditions of this Section 7.2, Tenant shall deliver a detailed invoice of the work completed, the materials used and the costs relating thereto, and within thirty (30) days after receipt of Tenant’s invoice, Landlord shall either pay the same or provide a written objection to the payment of such invoice, setting forth with reasonable particularity Landlord’s reasons for its claim that such action did not have to be taken by Landlord pursuant to the terms and conditions of this Lease or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been commercially reasonable).  If Landlord fails to pay Tenant in a timely fashion the reasonable amount owed as a result of Tenant’s exercise of its rights under this paragraph, then Tenant may withhold such amount from future Base Rent and Additional Rent until Tenant is reimbursed in full for the sum plus interest at the Interest Rate.  As used herein, an “Emergency” shall mean an event threatening immediate and material danger to people located in the Building or immediate, material damage to the Building, Building Systems or Alterations, or creates a realistic possibility of an immediate and material interference with, or immediate and material interruption of a material aspect of Tenant’s business operations.

7.3           Landlord’s Rights.  Landlord hereby reserves the right, at any time and from time to time, upon reasonable prior notice to Tenant, without liability to Tenant, and without constituting an eviction, constructive or otherwise, or entitling Tenant to any abatement of rent or to terminate this Lease or otherwise releasing Tenant from any of Tenant’s obligations under this Lease:

(a)           To make alterations, additions, repairs, improvements to or in or to decrease the size of area of, all or any part of the Building, the fixtures and equipment therein, and the Building Systems, so long as the foregoing does not materially adversely affect the Premises or the Building Systems serving the Premises, or Tenant’s parking for and access to the Premises;

(b)           To change the Building’s name or street address;

(c)           To install and maintain any and all signs on the exterior and interior of the Building without any reduction of Tenant’s signage;

(d)           To reduce, increase, enclose or otherwise change at any time and from time to time the size, number, location, layout and nature of the Common Areas (including the Parking Facility) and other tenancies and premises in the Property and to create additional rentable areas through use or enclosure of common areas, so long as the foregoing does not materially adversely affect Tenant’s parking for and access to the Premises; and

(e)           If any governmental authority promulgates or revises any Law or imposes mandatory controls or guidelines on Landlord or the Property relating to the use or conservation of energy or utilities or the reduction of automobile or other emissions or reduction or management of traffic or parking on the Property (collectively “Controls”), to comply with such Controls, or make any alterations to the Property related thereto.

8.             TENANT’S TAXES.  “Tenant’s Taxes” shall mean (a) all taxes, assessments, license fees and other governmental charges or impositions levied or assessed against or with respect to Tenant’s personal property or Trade Fixtures in the Premises, whether any such imposition is levied directly against Tenant or levied against Landlord or the Property, (b) all rental, excise, sales or transaction privilege taxes arising out of this Lease (excluding, however, state, local and federal personal or corporate income taxes measured by the income of Landlord from all sources) imposed by any taxing authority upon Landlord or upon Landlord’s receipt of, or right to receive, any rent payable by Tenant pursuant to the terms of this Lease (“Rental Tax”), and (c) any increase in Taxes attributable to inclusion of a value placed on Tenant’s personal property, Trade Fixtures or Alterations.  Tenant shall pay any Rental Tax to Landlord in addition to and at the same time as Base Rent is payable under this Lease, and shall pay all other Tenant’s Taxes before delinquency (and, at Landlord’s request, shall furnish Landlord satisfactory evidence thereof).  If Landlord pays Tenant’s Taxes or any portion thereof, Tenant shall reimburse Landlord within thirty (30) days after receipt of written demand for the amount of such payment.

9.             UTILITIES AND SERVICES.

9.1           Description of Services.  Landlord shall furnish to the Premises:  reasonable amounts of water, gas, sewer service, heat, ventilation and air conditioning during the Business Hours specified in the Basic Lease Information (“Business Hours”) on weekdays except federal and state holidays (“Business Days”);  and reasonable amounts of electricity; Landlord shall also provide the Common Areas and exterior of the Building with window washing of outside faces of glass, Common Area janitorial services five (5) days a week (except federal and state holidays), Common Area fluorescent tube replacement and Common Area toilet room supplies as reasonably necessary.  Landlord shall provide an exterior area for Tenant’s trash receptacles, it being understood that Tenant shall contract for dumpsters and trash removal at its sole expense.  Any additional utilities or services that Landlord may agree to provide, at Tenant’s request, shall be at Tenant’s sole expense.

9.2           Payment for Additional Utilities and Services.

(a)           To the extent Tenant requires the use of Building System HVAC service at times other than Business Hours on Business Days, Landlord shall furnish such service to Tenant and Tenant shall pay for such services at Landlord’s actual cost, consistent with the amounts charged by Landlord for such services during Business Hours on Business Days.  Landlord shall make reasonable efforts to allow Tenant to control the Building System HVAC serving the Premises.

(b)           If the temperature otherwise maintained in any portion of the Premises by the Building Systems HVAC is affected as a result of (i) any lights, machines or equipment used by Tenant in the Premises, or (ii) the occupancy of the Premises by more than one person per 150 square feet of Rentable Area, then Tenant shall be solely responsible for installing or upgrading supplemental HVAC service in and to the Premises at its sole expense.  Landlord shall not be liable for any failure of the HVAC service to the Premises so long as the Building Systems HVAC continues to perform at substantially the same capacity as existed as of the Lease Date.

(c)           If Tenant’s usage of any utility service which (a) cannot be separately metered such that Tenant pays the utility provider directly for the expense thereof, and (b) exceeds the use of such utility Landlord determines to be typical, normal and customary for the uses in the Building permitted under Section 5.1, Landlord may determine the amount of such excess use by any reasonable means and charge Tenant for the cost of such excess usage.

9.3           Interruption of Services.  In the event of an interruption in or failure or inability to provide any services or utilities to the Premises or Building for any reason (a “Service Failure”), such Service Failure shall not, regardless of its duration, impose upon Landlord any liability whatsoever, constitute an eviction of Tenant, constructive or otherwise, entitle Tenant to an abatement of rent (except as expressly provided in Section 15.4(b)) or to terminate this Lease or otherwise release Tenant from any of Tenant’s obligations under this Lease, and Tenant agrees and acknowledges that Tenant’s remedies under Section 15.4(b) shall be its exclusive remedy for any such Service Failure.  Tenant hereby waives any benefits of any applicable existing or future Law, including the provisions of California Civil Code Section 1932(1), permitting the termination of this Lease due to such interruption, failure or inability.

10.           EXCULPATION AND INDEMNIFICATION.

10.1         Tenant’s Indemnification of Landlord.  Tenant shall indemnify, protect, defend and hold harmless Landlord and its constituent partners or members and its or their partners, members, directors, officers, shareholders, employees and agents against and from any claims, demands, actions, liabilities, damages, losses, costs and expenses, including reasonable attorneys’ fees (collectively, “Claims”), arising out of Tenant’s use of the Premises or resulting from any cause in or on the Premises, and from any negligence or willful misconduct of Tenant or of any person claiming by, through or under Tenant or any of Tenant’s Representatives or Invitees, in or on the Project, or any breach or default under this Lease by Tenant, except to the extent any such Claims arise out of or result from the negligence or willful misconduct of Landlord or its agents, employees and contractors.

10.2         Damage to Tenant and Tenant’s Property.  Landlord shall not be liable to Tenant for any loss, injury or other economic damage to Tenant, Tenant’s Representatives, Tenant’s Invitees or to Tenant’s, Tenant’s Representatives’ or Invitees’ property in or about the Premises or the Property from any cause (including, without limitation, defects in the Property or in any equipment in the Property; fire, explosion or other casualty; bursting, rupture, leakage or overflow of any plumbing or other pipes or lines, sprinklers, tanks, drains, drinking fountains or washstands in, above, or about the Premises or the Property; or acts of other tenants in the Property); and Tenant hereby waives all claims against Landlord for any such loss, injury or damage and the cost and expense of defending against claims relating thereto, including any such loss, injury or damage caused by Landlord’s negligence (whether active or passive) or willful misconduct, excluding claims for bodily injury arising out of the negligence or willful misconduct of Landlord or its agents, employees and contractors.  Notwithstanding any other provision of this Lease to the contrary, in no event shall Landlord be liable to Tenant for any punitive, indirect, special or consequential damages or damages for loss of business by Tenant.

10.3         Survival.  The rights and obligations of the parties under this Section 10 shall survive the expiration or earlier termination of this Lease.

11.           INSURANCE.

11.1         Tenant’s Insurance.

(a)           Liability Insurance.  Tenant shall maintain in full force throughout the Term, commercial general liability insurance providing coverage on an occurrence form basis with limits of not less than Five Million Dollars ($5,000,000.00) each occurrence for bodily injury and property damage combined, Five Million Dollars ($5,000,000.00) annual general aggregate, and Five Million Dollars ($5,000,000.00) products and completed operations annual aggregate.  Tenant may provide the part of the foregoing coverage through commercial umbrella coverage, provided that the foregoing requirements are met by such coverage.  Tenant’s liability insurance policy or policies shall:  (i) include premises and operations liability coverage, products and completed operations liability coverage, broad form property damage coverage including completed operations, blanket contractual liability coverage including, to the maximum extent possible, coverage for the indemnification obligations of Tenant under this Lease, and personal and advertising injury coverage; (ii) provide that the insurance company has the duty to defend all insureds under the policy; (iii) provide that defense costs are paid in addition to and do not deplete any of the policy limits, so long as such coverage is then generally available in the commercial insurance market and can be obtained for an amount equal to or less than two percent (2%) of the premium which would otherwise be payable for Tenant’s commercial general liability policy; (iv) cover liabilities arising out of or incurred in connection with Tenant’s use or occupancy of the Premises or the Property; and (v) extend coverage to cover liability for the actions of Tenant’s Representatives.  Each policy of liability insurance required by this Section shall:  (A) contain a cross liability endorsement or separation of insureds clause; (B) provide that any waiver of subrogation rights or release prior to a loss does not void coverage; (C) provide that it is primary to and not contributing with, any policy of insurance carried by Landlord covering the same loss; (D) provide that any failure to comply with the reporting provisions shall not affect coverage provided to Landlord, its partners, property managers and Mortgagees; and (E) name Landlord, its constituent partners, any property manager of the Property, and such other parties in interest as Landlord may from time to time reasonably designate to Tenant in writing, as additional insureds.  All endorsements effecting such additional insured status shall be at least as broad as additional insured endorsement form number CG 20 11 01 86 promulgated by the Insurance Services Office.  The insurance requirements set forth herein are independent of Tenant’s indemnification and other obligations under this Lease and shall not be construed to restrict, limit or modify such indemnification or other obligations of Tenant under the Lease.

(b)           Property Insurance.  Tenant shall at all times maintain in effect with respect to any Alterations and Tenant’s Trade Fixtures and other personal property, commercial property insurance providing coverage, on an “all risk” or “special form” basis, in an amount equal to at least 90% of the full replacement cost of the covered property.  Tenant may carry such insurance under a blanket policy, provided that such policy provides coverage equivalent to a separate policy.  During the Term, the proceeds from any such policies of insurance shall be used for the repair or replacement of the Alterations, Trade Fixtures and personal property so insured, excepting only such Alterations as Landlord has expressly agreed to repair or replace after casualty or condemnation under Section 12 or 13 below.  Landlord shall be provided coverage under such insurance to the extent of its insurable interest and, if requested by Landlord, both Landlord and Tenant shall sign all documents reasonably necessary or proper in connection with the settlement of any claim or loss under such insurance.  Landlord will have no obligation to carry insurance on any Alterations or on Tenant’s Trade Fixtures or personal property other than those Alterations Landlord has expressly agreed to repair or replace after casualty or condemnation under Section 12 or 13 below.

(c)           Requirements For All Policies.  Each policy of insurance required under this Section 11.1 shall:  (i) be in a form, and written by an insurer, reasonably acceptable to Landlord, (ii) be maintained at Tenant’s sole cost and expense, and (iii) require at least thirty (30) days’ written notice to Landlord prior to any cancellation, non-renewal or modification of insurance coverage.  Insurance companies issuing such policies shall have rating classifications of “A” or better (or if they are admitted carriers, “A-” or better) and financial size category ratings of “VII” or better according to the latest edition of the A.M. Best Key Rating Guide.  All insurance companies issuing such policies shall be licensed to do business in the state where the Property is located.  Tenant shall provide to Landlord, upon request, evidence that the insurance required to be carried by Tenant pursuant to this Section, including any endorsement effecting the additional insured status, is in full force and effect and that premiums therefor have been paid.

(d)           Updating Coverage.  Not more than twice during the Term, Tenant shall increase the amounts of such coverages of insurance as required by Landlord or any Mortgagee, but in no event shall such increases be in excess of the amounts of insurance that tenants of similar projects in the market area are then required to carry.  Any such increases shall be effective as of the next renewal of the policy period of the applicable Tenant’s insurance policy(ies).  Any limits set forth in this Lease on the amount or type of coverage required by Tenant’s insurance shall not limit the liability of Tenant under this Lease.

(e)           Certificates of Insurance.  Prior to occupancy of the Premises by Tenant, and not less than thirty (30) days prior to expiration of any policy thereafter, Tenant shall furnish to Landlord a certificate of insurance reflecting that the insurance required by this Section is in force, satisfactory to Landlord in substance and form.  Such certificates shall include industry standard language providing  that Landlord shall be given ten (10) days notice of cancellation of any of Tenant’s insurance policies for nonpayment and thirty (30) days prior written notice of any cancellation or nonrenewal of any of Tenant’s insurance policies for any other reason, and Tenant shall make its best efforts to immediately provide to Landlord a copy of any such notice received from its insurer.

11.2         Landlord’s Insurance.  During the Term, Landlord shall maintain in effect insurance on the Building (including any Alterations Landlord has expressly agreed to repair or replace after casualty or condemnation under Section 12 or 13 below) with responsible insurers, on an “all risk” or “special form” basis, insuring the Building in an amount equal to at least 90% of the replacement cost thereof, excluding land, foundations, footings and underground installations.  Landlord may, but shall not be obligated to, carry insurance against additional perils (such as earthquake and/or flood) and/or in greater amounts.

11.3         Mutual Waiver of Right of Recovery & Waiver of Subrogation.  Notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant each hereby waive any right of recovery against each other and the partners, members, shareholders, officers, directors and authorized representatives of each other for any loss or damage that is covered by any policy of insurance maintained (or required by this Lease to be maintained) by either party with respect to the Premises or the Property or any operation therein, regardless of cause, including negligence (whether active or passive) or willful misconduct of the party benefiting from the waiver, to the extent of the loss or damage covered thereby.  If any such policy of insurance relating to this Lease or to the Premises or the Property does not permit the foregoing waiver or if the coverage under any such policy would be invalidated as a result of such waiver, the party maintaining such policy shall obtain from the insurer under such policy a waiver of all right of recovery by way of subrogation against either party in connection with any claim, loss or damage covered by such policy.

12.           DAMAGE OR DESTRUCTION.

12.1         Landlord’s Duty to Repair.

(a)           If all or a substantial part of the Premises are rendered untenantable or inaccessible by damage to all or any part of the Property from fire or other casualty then, unless either party is entitled to and elects to terminate this Lease pursuant to Sections 12.2 and 12.3, Landlord shall use reasonable efforts to repair and restore the Premises and/or the Property, as the case may be, to substantially their former condition to the extent permitted by then applicable Laws; provided, however, in no event shall Landlord have any obligation for repair or restoration of any of Tenant’s Personal Property, Trade Fixtures or Alterations other than the “Office TI Work”, as defined in Exhibit C, attached hereto, which Landlord shall restore after any fire or other casualty.

(b)           If all or any portion of the Premises or Common Area should become unsuitable for Tenant’s use as a consequence of fire or other casualty, then Tenant shall be entitled to an equitable abatement of all Base Rent, Operating Costs and Expenses payable hereunder to the extent of the interference with Tenant’s use of the Premises occasioned thereby.  In no event shall Landlord be liable to Tenant by reason of any injury to or interference with Tenant’s business or property arising from fire or other casualty or by reason of any repairs to any part of the Property necessitated by such casualty.

12.2         Landlord’s Right to Terminate.  Landlord may elect to terminate this Lease following damage by fire or other casualty under the following circumstances:

(a)           If more than sixty five percent (65%) of the Premises or Property are damaged and in Landlord’s reasonable judgment the Premises and the Property cannot be substantially repaired and restored under applicable Laws within 270 days from the date of the casualty;

(b)           If, based on Landlord’s reasonable estimate of the cost to repair or restore the Premises, adequate insurance proceeds (excluding the amount of any insurance deductibles then carried by Landlord) will not for any reason (other than Landlord’s breach of its obligation to carry property insurance hereunder), including a decision made by any Mortgagee (as defined in Section 20.2), available to Landlord from Landlord’s insurance policies to cover the entire cost of the required repairs in excess of the first One Hundred Fifty Thousand Dollars ($150,000.00) therefor, it being agreed that Landlord and Tenant shall split equally, on a dollar for dollar basis, the cost of such required repairs up to One

Hundred Fifty Thousand Dollars ($150,000.00), and Tenant does not agree to fund such excess costs over the first One Hundred Fifty Thousand Dollars ($150,000.00) within twenty (20) days after its receipt of a written termination notice from Landlord; or

(c)           If the fire or other casualty damage to the Premises occurs during the last year of the Term and the restoration of the Premises cannot be substantially completed within ninety (90) days after the date of such damage; provided, however, that Landlord may not terminate this Lease pursuant to this Section 12.2(c) (without limiting Landlord’s termination rights under Sections 12.2(a) and (b)) if Tenant, at the time of such damage, has an express written option to extend the Term and Tenant exercises such option within thirty (30) days following the delivery to Tenant of Landlord’s written termination notice.

If any of the circumstances described in subparagraphs (a), (b) or (c) of this Section 12.2 occur or arise, Landlord shall give Tenant notice within sixty (60) days after the date of the casualty, specifying whether Landlord elects to terminate this Lease as provided above and, if not, Landlord’s estimate of the time required to complete Landlord’s repair obligations under this Lease.  If Landlord elects to terminate this Lease, the Lease shall terminate thirty (30) days after the date Tenant receives notice of Landlord’s election.

12.3         Tenant’s Right to Terminate.  If all or a substantial part of the Premises are rendered untenantable or inaccessible by damage to all or any part of the Property from fire or other casualty, and Landlord does not elect to terminate as provided above, then Tenant may elect to terminate this Lease if the reasonable estimate, by an independent general contractor engaged by Landlord, of the time required to complete Landlord’s repair obligations under this Lease is greater than 270 days from the date of the casualty, in which event Tenant may elect to terminate this Lease by giving Landlord notice of such election to terminate within fifteen (15) days after Landlord’s notice to Tenant pursuant to Section 12.2.  If Tenant elects to terminate this Lease, the Lease shall terminate thirty (30) days after the date Landlord receives notice of Tenant’s election.  Further, notwithstanding the foregoing, if Landlord elects, or is required to repair the Premises or the Building in accordance with the terms of this Lease and if the repairs are not completed within 270 days (regardless of the time estimated for completion of the repairs), subject to extension for any Force Majeure Delays (up to, but not in excess of, a total of ninety (90) days of any such Force Majeure Delays) or other delays caused by Tenant, Tenant shall have the right to terminate this Lease by delivering written notice thereof to Landlord within thirty (30) days after the expiration of the 270-day period (as the same may be extended by up to ninety (90) days of Force Majeure Delays or delays caused by Tenant), with any such termination effective thirty (30) days after delivery of the notice of termination.

12.4         Waiver.  Landlord and Tenant each hereby waive the provisions of California Civil Code Sections 1932(2), 1933(4) and any other applicable existing or future Law permitting the termination of a lease agreement in the event of damage or destruction under any circumstances other than as provided in Sections 12.2 and 12.3.

13.           CONDEMNATION.

13.1         Definitions.

(a)           “Award” shall mean all compensation, sums, or anything of value awarded, paid or received on a temporary, total or partial Condemnation.

(b)           “Condemnation” shall mean (i) a permanent taking (or a temporary taking for a period extending beyond the end of the Term) pursuant to the exercise of the power of condemnation or eminent domain by any public or quasi-public authority, private corporation or individual having such power (“Condemnor”), whether by legal proceedings or otherwise, or (ii) a voluntary sale or transfer by Landlord to any such authority, either under threat of condemnation or while legal proceedings for condemnation are pending.

(c)           “Date of Condemnation” shall mean the earlier of the date that title to the property taken is vested in the Condemnor or the date the Condemnor has the right to possession of the property being condemned.

13.2         Effect on Lease.

(a)           If the Premises are totally taken by Condemnation, this Lease shall terminate as of the Date of Condemnation.  If a portion but not all of the Premises is taken by Condemnation, this Lease shall remain in effect; provided, however, that if more than fifteen percent (15%) of the floor area of the Premises is taken and the portion of the Premises remaining after the Condemnation will be unsuitable for Tenant’s continued use, or more than fifteen percent (15%) of the Parking Facility is taken (and Landlord does not provide substitute parking within a reasonable proximity of the Premises), then upon notice to Landlord within thirty (30) days after Landlord notifies Tenant of the Condemnation, Tenant may terminate this Lease effective as of the Date of Condemnation.

(b)           If twenty-five percent (25%) or more of the parcel of land on which the Building is situated, of the Parking Facility or of the floor area in the Building is taken by Condemnation, or if as a result of any Condemnation the Building is no longer reasonably suitable for use as an office building, whether or not any portion of the Premises is taken, Landlord may elect to terminate this Lease, effective as of the Date of Condemnation, by notice to Tenant within thirty (30) days after the Date of Condemnation.

(c)           If all or a portion of the Premises is temporarily taken by a Condemnor for a period not exceeding one (1) year, this Lease shall remain in full force and effect.

13.3         Restoration.  If this Lease is not terminated as provided in Section 13.2, Landlord shall diligently proceed to repair and restore the Premises to substantially its former condition (to the extent permitted by then applicable Laws) and/or repair and restore the Building to an architecturally complete office building; provided, however, that (i) Landlord’s obligations to so repair and restore shall be limited to the amount of any Award received by Landlord and not required to be paid to any Mortgagee, and (ii) Tenant shall be entitled to terminate this Lease if Landlord does not or cannot restore those portions of the Premises for which Landlord is responsible to substantially their prior condition.  In no event shall Landlord have any obligation to repair or replace any of Tenant’s personal property, Trade Fixtures, or Alterations other than the “Office TI Work”, as defined in Exhibit C, attached hereto.

13.4         Abatement and Reduction of Rent.  If any portion of the Premises is taken in a Condemnation or is rendered permanently untenantable by repairs necessitated by the Condemnation, and this Lease is not terminated, the Base Rent, Operating Costs and Taxes payable under this Lease shall be proportionally reduced as of the Date of Condemnation based upon the percentage of rentable square feet in the Premises so taken or rendered permanently untenantable.  In addition, if this Lease remains in effect following a Condemnation and Landlord proceeds to repair and restore the Premises, or Tenant is unable to use and occupy some or all of the Premises due to a temporary taking as described in

Section 13.2(c) above, the Base Rent, Operating Costs and Taxes payable under this Lease shall be abated with regard to any portion of the Premises that Tenant is prevented from occupying during the period of such repair or restoration, or such temporary taking.  In no event shall Landlord be liable to Tenant by reason of any injury to or interference with Tenant’s business or property arising from Condemnation or by reason of any repairs to any part of the Property necessitated by Condemnation.

13.5         Awards.  Any Award made shall be paid to Landlord, and Tenant hereby assigns to Landlord, and waives all interest in or claim to, any such Award, including any claim for the value of the unexpired Term; provided, however, that Tenant shall be entitled to receive, or to prosecute a separate claim for, a separate Award for relocation and moving expenses, the interruption of or damage to Tenant’s business (including without limitation loss of goodwill) and/or compensation for Tenant’s personal property, Alterations and Trade Fixtures.

13.6         Waiver.  Landlord and Tenant each hereby waive the provisions of California Code of Civil Procedure Section 1265.130 and any other applicable existing or future Law allowing either party to petition for a termination of this Lease upon a partial taking of the Premises and/or the Property.

14.           ASSIGNMENT AND SUBLETTING.

14.1         Landlord’s Consent Required.  Tenant shall not assign this Lease or any interest therein, or sublet or license or permit the use or occupancy of the Premises or any part thereof by or for the benefit of anyone other than Tenant, or in any other manner transfer all or any part of Tenant’s interest under this Lease (each and all a “Transfer”), without the prior written consent of Landlord, which consent (subject to the other provisions of this Section 14) shall not be unreasonably withheld.  The term Transfer, as used herein, includes the following:  (i) the transfer, voluntary or involuntary, either by a single transaction or in a series of transactions, of a controlling interest in Tenant (or, if Tenant is a trust, in the trustee of such trust), (ii) any dissolution, merger, consolidation or other reorganization of Tenant, and (iii) the sale, by a single transaction or series of transactions, within any one (1) year period of assets equaling or exceeding forty percent (40%) (or, if Tenant is a trust, exceeding twenty-five percent) of the total value of Tenant’s assets.  As used herein, the term “controlling interest” means (a) in the case of a partnership, limited liability company or other business entity, the ownership of partnership interests, membership interests or other indicia of ownership constituting more than fifty percent (50%) of the ownership interests in Tenant (provided that in the case of a limited partnership or manager controlled limited liability company, it also means the ownership of more than fifty percent (50%) of the ownership interests in the general partner or manager of Tenant), and (b) in the case of a corporation, the ownership and/or the right to vote stock constituting more than fifty percent (50%) of the voting stock of Tenant.  Notwithstanding any provision in this Lease to the contrary, Tenant shall not mortgage, pledge, hypothecate or otherwise encumber this Lease or all or any part of Tenant’s interest under this Lease.  Further notwithstanding the foregoing, Tenant may assign this Lease or sublet all or any portion of the Premises, without the requirement of any consent, recapture or termination right by Landlord and without the sharing of any Bonus Rent, to any successor corporation to Tenant by way of merger, consolidation or other corporate reorganization, or to any parent, subsidiary or affiliate of Tenant, or to any party acquiring all or substantially all of Tenant’s assets or stock, or to any party acquiring and continuing that portion of Tenant’s business operations conducted at or from the Premises, or to any entity with whom Tenant is undertaking or will undertake a joint venture or similar joint research and development, marketing, distribution, sales or development project at the Premises, so long as (1) any assignee’s net worth (derived in accordance with generally accepted accounting principles) is equal to or greater than the lesser of (a) Tenant’s net worth as of the effective date of such assignment; or (b) One Hundred Million Dollars ($100,000,000.00), which amount shall be increased by three percent (3%) on each anniversary of the Commencement Date; (2) Tenant provides written notice to Landlord of any such sublease or assignment not less than thirty (30) days prior to such transaction (unless such notice is subject to contractual confidentiality restrictions, or is restricted by the regulations or requirements of the Securities and Exchange Commission, and in either case, such notification shall be made promptly following the date of such assignment or sublease), and in the case of an assignment such notice shall include evidence reasonably satisfactory to Landlord that the assignee satisfies the foregoing “net worth” requirement; (3) any such assignee shall assume all of the rights and obligations of Tenant hereunder in a written instrument delivered to Landlord immediately after the effective date thereof (except in the case of any merger, consolidation or sale of stock where the Tenant entity survives and remains as the Tenant hereunder, in which such written instrument shall not be required); and (4) any such sublease or assignment shall be subject to the terms and conditions of Section 14.9 below   (collectively, “Permitted Transferees”, individually, “Permitted Transferee”).

14.2         Reasonable Consent.

(a)           Prior to any proposed Transfer, Tenant shall submit in writing to Landlord, not less than thirty (30) days prior to the proposed effective date of the Transfer, (i) the name and legal composition of the proposed assignee, subtenant, user or other transferee (each a “Proposed Transferee”); (ii) the nature of the business proposed to be carried on in the Premises; (iii) a current balance sheet, income statements for the last two years and such other reasonable financial and other information concerning the Proposed Transferee as Landlord may request; and (iv) a copy of the proposed assignment, sublease or other agreement governing the proposed Transfer  (“Transfer Documents”).  Within fifteen (15) calendar days after Landlord receives all such information it shall notify Tenant whether it approves or disapproves such Transfer.

(b)           Tenant acknowledges and agrees that, among other circumstances for which Landlord could reasonably withhold consent to a proposed Transfer, it shall be reasonable for Landlord to withhold consent where (i)  Landlord reasonably disapproves of the Proposed Transferee’s business operating ability or history, reputation or creditworthiness or the character of the business to be conducted by the Proposed Transferee at the Premises, (ii) the Proposed Transferee is a governmental agency or unit or an existing tenant in the Project (and Landlord then has comparable space available on the comparable terms for lease in the Project) or, for so long as Landlord or any affiliate of Landlord owns the Stevens Creek Property, the Stevens Creek Property, (iii) the proposed Transfer would violate any “exclusive” rights of any tenants in the Project, (iv) Landlord or Landlord’s agent has shown space in the Building to the Proposed Transferee or responded to any inquiries from the Proposed Transferee or the Proposed Transferee’s agent concerning availability of space in the Building, at any time within the preceding nine months and Landlord then has comparable space available for lease by such tenant on comparable terms in the Project or, for so long as Landlord or any affiliate of Landlord owns the Stevens Creek Property, the Stevens Creek Property, or (v) at the time Tenant requests Landlord’s consent an Event of Default has occurred and is continuing or Tenant has committed acts or omissions which with the passage of time or the giving of notice, or both, would constitute an a monetary or material Event of Default under this Lease.  Tenant shall not place any signs in or about the Premises or Building to market the Premises for assignment or sublease without Landlord’s prior written approval, not to be unreasonably withheld.

14.3         Excess Consideration.  If Landlord consents to the Transfer, Tenant shall pay to Landlord as Additional Rent, as and when received by Tenant, fifty percent (50%) of any Bonus Rent (as hereinafter defined) payable by or on behalf of any transferee (the “Transferee”) for or in connection with the Transfer.  The term “Bonus Rent,” as used herein, means any and all rent and other consideration, whether denominated rent or otherwise, payable by or on behalf of the Transferee under the terms of the Transfer or any collateral agreement in excess of the Monthly Base Rent and Additional Rent payable hereunder (or in excess of the fair market value of any equipment or other goods or services included as part of the terms of the Transfer or any collateral agreement), less the reasonable cost of any improvements installed by the Tenant, at its expense, in the Premises pursuant to the Transfer for the specific subtenant or assignee (and approved by Landlord), reasonable attorneys’ fees incurred by Tenant in effecting the Transfer, reasonable leasing commissions actually paid by the Tenant in connection with the Transfer, moving allowances, free rent, or any other inducements necessary to secure an assignment or sublease with the proposed Transferee, without deduction for carrying costs due to vacancy or otherwise.  During any period in which an Event of Default by Tenant has occurred and is continuing, then at Landlord’s option, upon written notice to the Transferee, Landlord may require the Transferee to pay all or any portion of such Bonus Rent directly to Landlord; provided, however, that Landlord’s acceptance or collection of the Bonus Rent will not be deemed to be a consent to any Transfer or a cure of any default under this Section 14 or any other provisions of this Lease.  In the case of a sublease, the Bonus Rent shall be determined by comparing the rent and/or other consideration payable under the sublease to the portion of the Monthly Base Rent and Additional Rent allocable to the subleased portion of the Premises (and the portion of the Monthly Base Rent and Additional Rent allocable to the subleased portion of the Premises shall be determined by multiplying the Monthly Base Rent and Additional Rent by a fraction, the numerator of which is the Rentable Area of the subleased portion of the Premises and the denominator of which is the Rentable Area of the Premises).

14.4         No Release Of Tenant.  No Transfer shall relieve Tenant of any obligation to be performed by Tenant under this Lease, whether accruing before or after such Transfer.  The consent by Landlord to any Transfer shall not relieve Tenant or any Transferee from the obligation to obtain Landlord’s express prior written consent to any subsequent Transfer by Tenant or any Transferee.  The acceptance of rent by Landlord from any other person (whether or not such person is an occupant of the Premises) shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer.

14.5         Expenses and Attorneys’ Fees.  Tenant shall pay to Landlord on demand all out-of-pocket costs and expenses (including reasonable attorneys’ fees) reasonably incurred by Landlord in connection with reviewing and responding to any proposed Transfer (including any request for consent to, or any waiver of Landlord’s rights in connection with, any security interest in any of Tenant’s property at the Premises).

14.6         Effectiveness of Transfer.  Except in the case of any Permitted Transfer, prior to the date on which any Transfer becomes effective, Tenant shall deliver to Landlord a counterpart of the fully executed Transfer document and Landlord’s standard form of Consent to Assignment or Consent to Sublease (subject to such commercially reasonable changes requested by Tenant or the Transferee) executed by Tenant and the Transferee in which each of Tenant and the Transferee confirms its obligations pursuant to this Lease.  Failure or refusal of a Transferee to execute any such instrument shall not release or discharge the Transferee from any liability.  The voluntary, involuntary or other surrender of this Lease by Tenant, or a mutual cancellation by Landlord and Tenant, shall not work a merger, and any such surrender or cancellation shall, at the option of Landlord, either terminate all or any existing subleases or operate as an assignment to Landlord of any or all of such subleases.

14.7         Intentionally Deleted.

14.8         Assignment of Sublease Rents.  Tenant hereby absolutely and irrevocably assigns to Landlord any and all rights to receive rent and other consideration from any sublease and agrees that

Landlord, as assignee, or a receiver for Tenant appointed on Landlord’s application may (but shall not be obligated to) collect such rents and other consideration and apply the same toward Tenant’s obligations to Landlord under this Lease; provided, however, that Landlord grants to Tenant at all times prior to occurrence of any Event of Default by Tenant a license to collect such rents (which license shall automatically and without notice be deemed revoked and terminated immediately upon any Event of Default).

14.9         Additional Requirements.  Any Transfer shall be null and void unless it complies with this Lease and:  (i) in the case of an assignment, provides that the assignee assumes all of Tenant’s obligations under this Lease first accruing after the date of such assignment, and agrees to be bound by all of the terms of this Lease; and (ii) in the case of a sublease, provides that (a) it is subject and subordinate to this Lease, (b) if there is any conflict or inconsistency between the sublease and this Lease, then as between Tenant and Landlord, or Landlord and the proposed sublessee, this Lease will prevail (but as between Tenant and any such sublessee only, the terms of the subject sublease will prevail), (c) Landlord may enforce all the provisions of the sublease, including the collection of rent, upon any Event of Default by Tenant, (d) the sublease may not be modified without Landlord’s prior written consent (which consent shall not be unreasonably withheld) and that any modification without such consent shall be null and void, (e) if this Lease is terminated or Landlord reenters or repossesses the Premises, Landlord may, at its option, take over all of Tenant’s right, title and interest as sublessor and, at Landlord’s option, the subtenant shall attorn to Landlord, but Landlord shall not be (x) liable for any previous act or omission of Tenant under the sublease (but Landlord shall be responsible for curing any default by Tenant or a continuing nature [e.g., repair and maintenance obligations]), (y) subject to any existing defense or offset against Tenant, or (z) bound by any previous modification of the sublease made without Landlord’s prior written consent or by any prepayment of more than one (1) month’s rent, with the exception of any prepaid Operating Costs.

15.           DEFAULT AND REMEDIES.

15.1         Events of Default.  The occurrence of any of the following shall constitute an “Event of Default” by Tenant:

(a)           Tenant fails to make any payment of rent (including, without limitation, Base Rent and Additional Rent) on the date such payment is due and such failure shall continue for ten (10) days after Tenant’s receipt of a written notice of delinquency from Landlord.

(b)           Tenant abandons the Premises; provided however, that no abandonment shall be considered to occur if the Premises are maintained to the extent necessary to maintain the insurance on the Premises.

(c)           Tenant fails timely to deliver any subordination document, estoppel certificate or financial statement requested by Landlord within the applicable time period specified in Sections 20 and 21 and such failure shall continue for five (5) Business Days after a second written notice from Landlord (i.e., a notice in addition to Landlord’s written request for such document pursuant to Section 20 or 21).

(d)           Tenant violates the restrictions on Transfer set forth in Section 14.

(e)           Tenant ceases doing business as a going concern; makes an assignment for the benefit of creditors; is adjudicated an insolvent, files a petition (or files an answer admitting the material allegations of a petition) seeking relief under any state or federal bankruptcy or other statute, law or regulation affecting creditors’ rights; all or substantially all of Tenant’s assets are subject to judicial seizure or attachment and are not released within sixty (60) days, or Tenant consents to or acquiesces in the appointment of a trustee, receiver or liquidator for Tenant or for all or any substantial part of Tenant’s assets.

(f)            Tenant fails, within sixty (60) days after the commencement of any proceedings against Tenant seeking relief under any state or federal bankruptcy or other statute, law or regulation affecting creditors’ rights, to have such proceedings dismissed, or Tenant fails, within sixty (60) days after an appointment, without Tenant’s consent or acquiescence, of any trustee, receiver or liquidator for Tenant or for all or any substantial part of Tenant’s assets, to have such appointment vacated.

(g)           Tenant fails to perform or comply with any provision of this Lease other than those described in (a) through (f) above, and does not fully cure such failure within fifteen (15) days after notice to Tenant or, if such failure cannot reasonably be cured within such fifteen (15)-day period, Tenant fails within such fifteen (15)-day period to commence, and thereafter to diligently proceed with, all actions necessary to cure such failure as soon as reasonably possible.

(h)           Tenant fails to replenish the Security Deposit as required under Section 4.

15.2         Remedies.  Upon the occurrence of an Event of Default, Landlord shall have the following remedies, which shall not be exclusive but shall be cumulative and shall be in addition to any other remedies now or hereafter allowed by law:

(a)           Landlord may terminate Tenant’s right to possession of the Premises at any time by written notice to Tenant, subject to applicable legal due process requirements.  Tenant acknowledges that in the absence of such written notice from Landlord, no other act of Landlord, including reentry into the Premises, efforts to relet the Premises, reletting of the Premises for Tenant’s account, storage of Tenant’s personal property and Trade Fixtures, acceptance of keys to the Premises from Tenant or exercise of any other rights and remedies under this Section, shall constitute an acceptance of Tenant’s surrender of the Premises or constitute a termination of this Lease or of Tenant’s right to possession of the Premises.  Upon such termination in writing of Tenant’s right to possession of the Premises, as herein provided, this Lease shall terminate and Landlord shall be entitled to recover damages from Tenant, including:  (i) the worth at the time of the award of the unpaid Base Rent and Additional Rent which had been earned or was payable at the time of termination; (ii) the worth at the time of the award of the amount by which the unpaid Base Rent and Additional Rent which would have been earned or payable after termination until the time of the award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; (iii) the worth at the time of the award of the amount by which the unpaid Base Rent and Additional Rent which would have been paid for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; and (iv) any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under the Lease or which in the ordinary course of things would be likely to result therefrom, including any reasonable costs or expenses incurred by Landlord in maintaining or preserving the Premises, the Building and the rest of the Property after such default, the cost of recovering possession of the Premises, reasonable expenses of reletting, including necessary renovation or alteration of the Premises, Landlord’s reasonable attorneys’ fees and costs incurred in connection therewith, and any real estate commissions paid or payable.  As used in subparts (i) and (ii) above, the “worth at the time of the award” is computed by allowing interest on unpaid amounts at the Interest Rate (as defined in Section 16.2).  As used in subpart (iii) above, the “worth at the time of the award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award, plus one percent (1%).

(b)           Landlord shall have the remedy described in California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations).

(c)           Landlord may, but shall not be obligated to, cure the Event of Default at Tenant’s expense.  If Landlord pays any sum or incurs any expense in curing the Event of Default, Tenant shall reimburse Landlord upon demand for the amount of such payment or expense with interest at the Interest Rate from the date the sum is paid or the expense is incurred until Landlord is reimbursed by Tenant.

(d)           Subject to applicable legal due process requirements, Landlord may remove all Tenant’s property from the Premises, and such property may be stored by Landlord in a public warehouse or elsewhere at the sole cost and for the account of Tenant.  If Landlord does not elect to store any or all of Tenant’s property left in the Premises, Landlord may consider such property to be abandoned by Tenant, and Landlord may thereupon dispose of such property in any manner deemed appropriate by Landlord.  Any proceeds realized by Landlord on the disposal of any such property shall be applied first to offset all expenses of storage and sale, then credited against Tenant’s outstanding obligations to Landlord under this Lease, and any balance remaining after satisfaction of all obligations of Tenant under this Lease shall be delivered to Tenant.

(e)           Tenant waives any and all rights of redemption granted by or under any Laws if Tenant is evicted or dispossessed for any cause, or if Landlord obtains possession of the Premises by reason of the violation by Tenant of any of the terms, covenants or conditions of this Lease, or otherwise.

15.3         Notice Requirements.  When this Lease requires service of a notice, that notice shall replace rather than supplement any equivalent or similar statutory notice, including any notices required by Code of Civil Procedure Section 1161 or any similar or successor statute, subject to all statutory notice requirements.

15.4         Landlord’s Default and Tenant’s Remedies.

(a)           Landlord shall not be deemed to be in default of its obligations unless Landlord fails to perform any covenant, condition, or agreement contained in this Lease and fails to cure the nonperformance within a reasonable time, but not later than thirty (30) days after receiving written notice of the failure, provided, however, that if the nature of Landlord’s failure to perform reasonably requires more than thirty (30) days to cure, then Landlord shall not be deemed in default if Landlord commences to cure such failure within said thirty (30) day period and thereafter diligently and in good faith prosecutes such cure to completion.

(b)           In the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof, as a result of (i) any failure to provide services, utilities or ingress to and egress from the Building, Property (including the parking areas), or Premises as a result of the negligence or willful misconduct of Landlord or its agents, employees or contractors, or (ii) (A) any failure to provide services, utilities or ingress to and egress from the Building, Property (including the parking areas) not caused by the negligence or willful misconduct of Landlord or its agents, employees or contractors and/or Tenant or Tenant’s Representatives, or (B) the presence of any Hazardous Materials not brought onto the Premises or otherwise Handled by Tenant or Tenant’s Representatives or Invitees (any such circumstances to be known as an “Abatement Event”), then Tenant shall give Landlord written notice of such Abatement Event, and if such Abatement Event continues for three (3) consecutive Business Days after Landlord’s receipt of any such notice (the “Eligibility Period”), then the Base Rent and Tenant’s Share of Operating Costs and Taxes shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises, or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use bears to the total rentable area of the Premises; provided, however, that in the case of any Abatement Event arising under subsection (ii) above (i.e.,  interruption of services, utilities or access for which neither party is responsible or Hazardous Materials for which Tenant is not responsible), Tenant shall only be entitled abatement of rent, and the Eligibility Period shall only continue for so long as, to the extent of and during any periods for which any rental loss insurance which may then be carried by Landlord compensates Landlord for such abated rent, without imposing any obligation on Landlord to carry such rental loss insurance.  Such right to abate Base Rent and Tenant’s Share of Tenant’s Share of Operating Costs and Taxes shall be Tenant’s sole and exclusive remedy at law or in equity for an Abatement Event; provided, however, that if Landlord has not cured such Abatement Event within one hundred eighty (180) days after receipt of notice from Tenant, Tenant shall have the right to terminate this Lease during the first five (5) Business Days of each calendar month following the end of such 180-day period until such time as Landlord has cured the Abatement Event, which right may be exercised by delivery of written notice to Landlord during such five (5) Business Day period, and shall be effective thirty (30) days after Landlord’s receipt thereof  Notwithstanding anything contained in this paragraph to the contrary, any termination notice provided by Tenant hereunder shall be null and void if Landlord cures such Abatement Event within such thirty (30) day period following receipt of such notice.  Except as expressly provided in this Section 15.4(b) or Sections 12 and 13, nothing contained in this Lease shall be interpreted to mean that Tenant is excused from paying rent due hereunder.

16.           LATE CHARGE AND INTEREST.

16.1         Late Charge.  Tenant acknowledges that late payment of rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain.  These costs include processing and accounting charges, and late charges which may be imposed on Landlord by the terms of any ground leases and/or mortgages.  Accordingly, if any payment of rent is not received by Landlord within five (5) days after the date when such payment is due, Tenant shall pay to Landlord on demand as a late charge an additional amount equal to five percent (5%) of the overdue payment.  A late charge shall not be imposed more than once on any particular installment not paid when due, but imposition of a late charge on any payment not made when due does not eliminate or supersede late charges imposed on other (prior) payments not made when due or preclude imposition of a late charge on other installments or payments not made when due.  Tenant agrees that the late charge imposed by this provision is a fair and reasonable estimate of the costs Landlord will incur by reason of the late payment by Tenant.  Notwithstanding the foregoing or anything to the contrary contained herein, no later charge or interest shall be due on the first and only the first late payment of rent by Tenant in any calendar year during the Term so long as Tenant makes such payment within three (3) days after its receipt of a written notice of delinquency from Landlord

16.2         Interest.  In addition to the late charges referred to above, which are intended to defray Landlord’s costs resulting from late payments, any payment from Tenant to Landlord not paid when due shall at Landlord’s option bear interest from the date due until paid to Landlord by Tenant at the rate of twelve percent (12%) per annum or the maximum rate that Landlord may charge to Tenant under applicable Laws, whichever is less (the “Interest Rate”).  Acceptance of any late charge and/or interest shall not constitute a waiver of Tenant’s default with respect to the overdue sum or prevent Landlord from exercising any of its other rights and remedies under this Lease.

17.           PARKING.  Tenant shall have the right to use throughout the Term (including any Extended Term), on a non-exclusive basis, at no additional charge to Tenant, three hundred fifteen (315) non-reserved automobile parking spaces in the Parking Facility located on the Property; provided, however, that the number of non-reserved automobile parking spaces provided to Tenant is based on a ratio of three and 14/100 (3.14) such parking spaces per one thousand (1,000) square feet of Rentable Area included in the Premises and, accordingly, the number of such spaces is subject to pro rata adjustment on the basis of the foregoing formula if the Rentable Area included in the Premises is adjusted.  All parking by Tenant, Tenant’s Representatives and Tenant’s Invitees shall be in compliance with all reasonable Rules and Regulations of Landlord regarding the use of the Parking Facility, as such Rules and Regulations may be modified reasonably from time to time.  In addition, if Tenant, Tenant’s Representatives or Tenant’s Invitees violate the Rules and Regulations, Landlord shall have the right after reasonable notice to Tenant to remove any vehicles so violating the Rules and Regulations, at Tenant’s expense, and Landlord shall not be liable for any damage incurred in connection with such removal.  Landlord reserves the right to require Tenant, Tenant’s Representatives and Tenant’s Invitees to use stickers or any other identification system established by Landlord; provided, however, that any such stickers or other form of identification supplied by Landlord shall remain the property of Landlord, and shall not be transferable.  All responsibility for damage to vehicles or persons in or about the Parking Facility is assumed by the owner of the vehicle and/or its driver.  Landlord reserves the right to designate certain areas of the Parking Facility as visitors’ parking, to be reserved for guests and/or visitors, and neither Tenant nor Tenant’s employees shall park in such designated areas.  Landlord also reserves the right to allow persons other than tenants of the Building and their guests and/or visitors to use the Parking Facility, provided the foregoing does not prevent Tenant from its use of the parking rights granted hereunder.

18.           ENTRY, INSPECTION AND CLOSURE.  Upon reasonable (i.e., 24 hours) oral or written notice to Tenant (and without notice in emergencies), Landlord and its authorized representatives may enter the Premises during Business Hours (and at any time in case of Emergency), and subject to Tenant’s reasonable security requirements (except in the event of Emergency), to:  (a) determine whether the Premises are in good condition, (b) determine whether Tenant is complying with its obligations under this Lease, (c) perform any maintenance or repair of the Premises or the Building that Landlord has the right or obligation to perform, (d) install or repair improvements for other tenants where access to the Premises is required for such installation or repair, (e) serve, post or keep posted any notices required or allowed under the provisions of this Lease, (f) show the Premises to prospective brokers, agents, buyers, transferees, Mortgagees or, during the last one hundred eighty (180) days of the Term only, tenants, or (g) do any other act or thing necessary for the safety or preservation of the Premises or the Building.  When reasonably necessary Landlord may temporarily close entrances, doors, corridors, elevators or other facilities in the Building without liability to Tenant by reason of such closure.  Landlord shall conduct its activities under this Section in a commercially reasonable manner that will minimize inconvenience to Tenant.  In no event shall Tenant be entitled to an abatement of rent on account of any entry by Landlord, and Landlord shall not be liable in any manner for any inconvenience, loss of business or other damage to Tenant or other persons arising out of Landlord’s entry on the Premises in accordance with this Section.  No action by Landlord pursuant to this paragraph shall constitute an eviction of Tenant, constructive or otherwise, entitle Tenant to an abatement of rent or to terminate this Lease or otherwise release Tenant from any of Tenant’s obligations under this Lease.

19.           SURRENDER AND HOLDING OVER.

19.1         Surrender.  Upon the expiration or earlier termination of this Lease, Tenant shall surrender the Premises and all Alterations to Landlord broom clean and in their condition as of the

Commencement Date, except for normal wear and tear, damage from casualty or condemnation and any changes resulting from approved Alterations that Tenant is not required to remove; provided, however, that prior to the expiration or earlier termination of this Lease Tenant:  (i) shall remove all telephone and other cabling installed in the Building by Tenant, all of Tenant’s personal property, furniture, decorations, interior or exterior signs, and Trade Fixtures, and all Alterations that Landlord timely elects in accordance with this Lease to require Tenant to remove; and (ii) shall repair any damage  to the Premises, the Building, Common Areas and perform any restoration work caused or occasioned by Tenant’s compliance with this Section. Tenant shall patch and refinish all penetrations made by Tenant or its agents or employees to the floor, walls, or ceiling of the Premises necessitated by Tenant’s removal of Alterations and/or Trade Fixtures, whether or not made or installed with Landlord’s approval. Tenant shall repair or replace all stained or damaged ceiling tiles, wall coverings, and floor coverings to the extent the same require repair or replacement beyond normal wear and tear.  All repairs shall be made to Landlord’s reasonable satisfaction. If any such removal or repair is not completed before the expiration or earlier termination of the Term, Landlord shall have the right (but no obligation) to cause such removal or repair  to be performed and to repair any damage and perform any restoration work caused or occasioned by such removal. Tenant shall pay Landlord on demand for all costs of removal, repair and restoration, for storage of Tenant’s property and for the rental value of the Premises for the period from the end of the Term through the end of the time reasonably required for such removal, repair and restoration.  Landlord shall also have the right to retain or dispose of all or any portion of Tenant’s property if Tenant does not pay all such costs and retrieve the property within ten (10) days after notice from Landlord (in which event title to all such property described in Landlord’s notice shall be transferred to and vest in Landlord).  Tenant waives all Claims against Landlord for any damage or loss to Tenant resulting from Landlord’s removal, storage, retention, or disposition of Tenant’s property.  Upon expiration or earlier termination of this Lease or of Tenant’s possession, whichever is earliest, Tenant shall surrender all keys to the Premises or any other part of the Building and shall deliver to Landlord all keys for or make known to Landlord the combination of locks on all safes, cabinets and vaults that may be located in the Premises.  The term “normal wear and tear,” for purposes of this provision, shall be construed to mean wear and tear caused to the Premises by the natural aging process that occurs in spite of prudent application of good standards for maintenance and repair; and it is not intended, nor shall it be construed, to include items of neglected or deferred maintenance which would have or should have been attended to during the Term of the Lease if good standards had been applied to properly maintain and keep the Premises at all times in good condition and repair.  Tenant’s obligations under this Section shall survive the expiration or earlier termination of this Lease.

19.2         Holding Over.  If Tenant (directly or through any Transferee or other successor-in-interest of Tenant) remains in possession of the Premises after the expiration or earlier termination of this Lease, Tenant’s continued possession shall be on the basis of a tenancy at the sufferance of Landlord.  In such event, Tenant shall continue to comply with and perform all the terms and obligations of Tenant under this Lease, except that the Monthly Base Rent during Tenant’s holding over shall be one hundred fifty percent (150%) of the Monthly Base Rent payable in the last full month prior to the expiration or termination hereof.  Acceptance by Landlord of rent after such expiration or termination shall not constitute a renewal of this Lease; and nothing contained in this provision shall be deemed to waive Landlord’s right of reentry or any other right hereunder or at law.  Tenant shall indemnify, defend and hold Landlord harmless from and against all Claims arising or resulting directly or indirectly from Tenant’s failure to timely surrender the Premises, including (i) any rent payable by or any loss, cost, or damages claimed by any prospective tenant of the Premises, and (ii) Landlord’s damages as a result of such prospective tenant rescinding or refusing to enter into the prospective lease of the Premises or delaying the commencement of rent payable thereunder by reason of Tenant’s failure to timely surrender the Premises.

20.           ENCUMBRANCES.

20.1         Subordination.  This Lease is expressly made subject and subordinate to any mortgage, deed of trust, ground lease, underlying lease or like encumbrance affecting any part of the Property or any interest of Landlord therein which is now existing or hereafter executed or recorded (“Encumbrance”); provided, however, that such subordination shall only be effective as to Encumbrances created by Landlord after the Commencement Date of this Lease if the holder of the Encumbrance agrees that so long as this Lease is in full force and effect and there exists no Event of Default hereunder, Tenant’s right to possession of the Premises shall not be disturbed by reason of foreclosure, exercise of the statutory power of sale, or receipt of a deed in lieu of foreclosure in the case of any mortgage or deed of trust that constitutes the Encumbrance or termination in the case of any ground lease that constitutes the Encumbrance.  Tenant shall execute and deliver to Landlord, within ten (10) days after written request therefor by Landlord and in a commercially reasonable form requested by Landlord, any additional documents evidencing the subordination of this Lease with respect to any such Encumbrance, provided that, in any case where Tenant is entitled to the above-described nondisturbance agreement, either prior to or concurrently with the request Tenant is provided the required nondisturbance agreement by the holder of the Encumbrance.  If the interest of Landlord in the Property is transferred pursuant to or in lieu of proceedings for enforcement of any Encumbrance, provided the new owner requires Tenant to do so or Tenant is party to a nondisturbance agreement as herein described, Tenant shall attorn to the new owner, and this Lease shall continue in full force and effect as a direct lease between the transferee and Tenant on the terms and conditions set forth in this Lease.  Anything in this Section 20.1 to the contrary notwithstanding, if a Mortgagee so elects in writing, this Lease shall be deemed superior to the Encumbrance held by the Mortgagee, regardless of the date of recordation of the Encumbrance, and Tenant will execute an agreement confirming the Mortgagee’s election on request.

20.2         Mortgagee Protection.  Tenant agrees to give any holder of any Encumbrance covering any part of the Property (“Mortgagee”), by registered mail, a copy of any notice of default served upon Landlord, provided that prior to such notice Tenant has been notified in writing (by way of notice of assignment of rents and leases, or otherwise) of the address of such Mortgagee.  If Landlord shall have failed to cure such default within thirty (30) days from the effective date of such notice of default, then the Mortgagee shall have an additional thirty (30) days within which to cure such default or if such default cannot be cured within that time, then such additional time as may reasonably be necessary to cure such default, and this Lease shall not be terminated so long as such remedies are being diligently pursued; provided, however, that nothing contained in this Section 20.2 shall be construed to (i) limit Tenant’s offset or abatement rights under Sections 7.2 or 15.4(b) as against the Landlord at the time that the act or omission resulting in such offset right (“Act”) arises; provided, however, that upon any Mortgagee foreclosure or acceptance of a deed in lieu of foreclosure (collectively “Foreclosure”, and the Mortgagee or other party acquiring the Premises thereby being the “Successor”), Tenant may not offset or abate any amounts due to Tenant arising from any pre-Foreclosure Act against any rent or other amounts due Successor after Foreclosure, or (ii) impose any obligation on a Mortgagee to cure such default.  Landlord represents and warrants to Tenant that, as of the Lease Date, the only Mortgage encumbering the Property is deed of trust in favor of Wrightwood Capital Lender LLC (“Wrightwood”).  Notwithstanding the foregoing or anything to the contrary contained here, within thirty (30) days after the Lease Date Landlord shall obtain a nondisturbance agreement from Wrightwood in a commercially reasonable form.  If Landlord has not obtained such nondisturbance agreement as provided in the preceding sentence, then Tenant may terminate this Lease by written notice to Landlord, in which case Landlord shall refund to Tenant all funds and deposits delivered by Tenant hereunder and Landlord and

Tenant shall thereupon have no further liability to the other under this Lease, excepting obligations which expressly survive the termination hereof.

21.           ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS.

21.1         Estoppel Certificates.  Within ten (10) days after written request therefor, Tenant shall execute and deliver to Landlord, in a form provided by or satisfactory to Landlord, a certificate stating that this Lease is in full force and effect, describing any amendments or modifications hereto, acknowledging that this Lease is subordinate or prior, as the case may be, to any Encumbrance and stating any other information Landlord may reasonably request, including the Term, the date on which the Term began and expires, the monthly Base Rent, the date to which rent has been paid, the amount of any security deposit or prepaid rent, whether either party hereto is in default under the terms of the Lease, and whether Landlord has completed its construction obligations hereunder (if any).  If Tenant fails timely to execute and deliver such certificate as provided above then Tenant shall be deemed to have confirmed the information in any such estoppel certificate provided by Landlord and to have waived its right to contest the accuracy of such information at any later date.  Any person or entity purchasing, acquiring an interest in or extending financing with respect to the Property shall be entitled to rely upon any such certificate.  If Tenant fails to deliver such certificate within five (5) Business Days after Landlord’s second written request therefor, the Tenant’s failure or refusal to timely execute or deliver such estoppel certificate shall be an Event of Default.

21.2         Financial Statements. Within ten (10) days after written request therefor, but not more than once a year, and only in connection with a sale or refinancing of Landlord’s interest in the Project or at any time Tenant is in default of its obligations hereunder, and only if Tenant’s financial statements are not publicly available, Tenant shall deliver to Landlord a copy of the financial statements (including at least a year end balance sheet and a statement of profit and loss) of Tenant (and of each guarantor, if any, of Tenant’s obligations under this Lease, but only if the financial statements of such guarantor are not publicly available) for each of the three most recently completed years, prepared in accordance with generally accepted accounting principles (and, if such is Tenant’s normal practice, audited by an independent certified public accountant), all then available subsequent interim statements, and such other financial information as may reasonably be requested by Landlord or required by any Mortgagee.  Landlord agrees to keep such financial reports (to the extent the same are not publicly available) confidential, although Landlord may disclose the contents thereof to Landlord’s professional advisors and to potential lenders and buyers pursuant to such parties’ agreement to maintain the confidentiality of such information.

22.           NOTICES.  Any notice, demand, request, consent or approval that either party desires or is required to give to the other party under this Lease shall be in writing and shall be served personally, delivered by independent messenger or overnight courier service, sent by U.S. certified mail, return receipt requested, postage prepaid, addressed to the other party at the party’s address set forth in the Basic Lease Information.  Notices shall be deemed to have been given and be effective on the earlier of (i)  receipt (or refusal of delivery) if personally delivered or sent by independent messenger service, (ii) one (1) day after acceptance by an overnight courier service for delivery if sent by overnight courier service, or (iii) three (3) days after mailing if sent by mail in accordance with this Section.  If any notice or other act that is permitted or required under this Lease shall come due on a Saturday, Sunday or legal holiday, it shall be deemed to be due on the next business day.  Landlord or Tenant may change its address for notices hereunder, effective fifteen (15) days after notice to the other party complying with this Section.  If Tenant sublets the Premises, notices from Landlord shall be effective on the subtenant when given to Tenant pursuant to this Section.

23.           ATTORNEYS’ FEES.  In the event of any dispute between Landlord and Tenant in any way related to this Lease, the non-prevailing party shall pay to the prevailing party all reasonable attorneys’ fees and costs and expenses of any type incurred by the prevailing party in connection with any action or proceeding (including any appeal and the enforcement of any judgment or award), whether or not the dispute is litigated or prosecuted to final judgment.  The “prevailing party” shall be determined based upon an assessment of which party’s major arguments or positions taken in the action or proceeding could fairly be said to have prevailed (whether by compromise, settlement, abandonment by the other party of its claim or defense, final decision, after any appeals, or otherwise) over the other party’s major arguments or positions on major disputed issues.

24.           QUIET POSSESSION.  Subject to Tenant’s full and timely performance of all of Tenant’s obligations under this Lease and subject to the terms of this Lease, including Section 20, Tenant shall have the quiet possession of the Premises throughout the Term as against any persons or entities lawfully claiming by, through or under Landlord.

25.           SECURITY MEASURES.  Landlord may, but shall be under no obligation to, implement security measures for the Property, such as the registration or search of all persons entering or leaving the Building, requiring identification for access to the Building, evacuation of the Building for cause, suspected cause, or for drill purposes, the issuance of magnetic pass cards or keys for Building or elevator access and other actions that Landlord deems necessary or appropriate to prevent any threat of property loss or damage, bodily injury or business interruption; provided, however, that such measures shall be implemented in a way as not to inconvenience tenants of the Building unreasonably.  Landlord shall at all times have the right to change, alter or reduce any such security services or measures.  Tenant shall cooperate and comply with, and cause Tenant’s Representatives and Invitees to cooperate and comply with, such security measures.  Landlord, its agents and employees shall have no liability to Tenant or its Representatives or Invitees for the implementation or exercise of, or the failure to implement or exercise, any such security measures or for any resulting disturbance of Tenant’s use or enjoyment of the Premises.

26.           COMMON AREAS.  Without Landlord’s prior written approval, Tenant will not obstruct the Common Areas, and Tenant will not use the Common Areas for any purpose other than ingress and egress to and from the Premises and parking in the Parking Facility as permitted under the Lease.  The Common Areas, except for the sidewalks, are not open to the general public and Landlord reserves the right to control and prevent access to the Common Areas by any person whose presence, in Landlord’s opinion, would be prejudicial to the safety, reputation and interests of the Building and its tenants.

27.           RULES AND REGULATIONS.  Tenant shall be bound by and shall comply with the rules and regulations attached to and made a part of this Lease as Exhibit B, as well as any reasonable modifications thereof and/or additions thereto hereafter adopted by Landlord for all tenants of the Building upon notice to Tenant thereof (collectively, the “Rules and Regulations”).  Landlord shall not be responsible to Tenant or to any other person for any violation of, or failure to observe, the Rules and Regulations by any other tenant or other person.  In the event of any conflict between the rules and regulations and the other provisions of this Lease, the other provisions of this Lease shall govern.

28.           LANDLORD’S LIABILITY.  The term “Landlord,” as used in this Lease, shall mean only the owner or owners of the Property at the time in question.  In the event of any conveyance of title to the Property, then from and after the date of such conveyance, the transferor Landlord shall be relieved of all liability with respect to Landlord’s obligations to be performed under this Lease first accruing after the date of such conveyance.  Notwithstanding any other term or provision of this Lease, the liability of

Landlord arising out of or based upon its obligations under this Lease is limited solely to Landlord’s interest in the Property as the same may from time to time be encumbered (and any sales, assignment insurance or condemnation proceeds received by Landlord), and no personal liability shall at any time be asserted or enforceable against any other assets of Landlord or against Landlord’s constituent partners or members or its or their respective partners, shareholders, members, directors, officers or managers on account of any of Landlord’s obligations or actions under or related to this Lease.

29.           CONSENTS AND APPROVALS.  The review and/or approval by Landlord of any item or matter to be reviewed or approved by Landlord under the terms of this Lease or any Exhibits hereto shall not impose upon Landlord any liability for the accuracy or sufficiency of any such item or matter or the quality or suitability of such item for its intended use.  Any such review or approval is for the sole purpose of protecting Landlord’s interest in the Property, and no third parties, including Tenant or the Representatives and Invitees of Tenant or any person or entity claiming by, through or under Tenant, shall have any rights as a consequence thereof.  If it is determined that Landlord failed to give its consent where it was required to do so under this Lease, Tenant shall be entitled to injunctive relief and actual damages resulting therefrom so long as (i) Tenant requested such consent in writing and (ii) provided written notice to Landlord promptly after Landlord’s refusal or failure to respond as required hereunder of Tenant’s assertion that such consent was wrongfully withheld; provided, however that in no event shall Tenant be entitled to terminate this Lease for Landlord’s failure to give any consent required to be given by Landlord under this Lease.

30.           BROKERS.  Landlord shall have no obligation to pay a fee or commission to any broker or brokers identified in the Basic Lease Information (the “Broker”) except in accordance with a separate written agreement with any such Broker signed by Landlord.  Each party hereto warrants and represents to the other party that in connection with the negotiating and making of this Lease neither the warranting party nor anyone acting on its behalf has dealt with any broker or finder who might be entitled to a fee or commission for this Lease other than the Broker acting on behalf of the warranting party identified in the Basic Lease Information.  Each party hereto shall indemnify and hold the other party harmless from any Claims asserted by any other person or entity for a fee, commission or other compensation based upon any dealings with or statements made by the indemnifying party or the indemnifying party’s Representatives.

31.           WAIVER.  No provisions of this Lease shall be deemed waived by Landlord or Tenant unless such waiver is in a writing signed by the waiving party.  The waiver by Landlord or Tenant of any breach of any provision of this Lease shall not be deemed a waiver of such provision or of any subsequent breach of the same or any other provision of this Lease.  No delay or omission in the exercise of any right or remedy of Landlord or Tenant upon any default by the other party shall impair such right or remedy or be construed as a waiver.  Landlord’s acceptance of any payments of rent due under this Lease shall not be deemed a waiver of any default by Tenant under this Lease (including Tenant’s recurrent failure to timely pay rent) other than Tenant’s nonpayment of the accepted sums, and no endorsement or statement on any check or payment or in any letter or document accompanying any check or payment shall be deemed an accord and satisfaction.  Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant requiring Landlord’s consent or approval.

32.           ENTIRE AGREEMENT.  This Lease, including the Exhibits attached hereto, all of which Exhibits are incorporated into and made a part of this Lease by this reference thereto, constitutes the entire agreement between Landlord and Tenant with respect to the leasing of space by Tenant in the Building, and supersedes all prior or contemporaneous agreements, understandings, proposals and other representations by or between Landlord and Tenant, whether written or oral, all of which are merged herein.  Neither Landlord nor Landlord’s agents have made any representations or warranties whatsoever with respect to the Premises, the Building, the Property or this Lease except as expressly set forth herein, and no rights, easements or licenses shall be acquired by Tenant by implication or otherwise unless expressly set forth herein. This Lease may be amended or modified only by a written instrument signed by Landlord and Tenant.

33.           MISCELLANEOUS.

33.1         Submission of Lease. The submission of this Lease for examination does not constitute an option or offer to lease the Premises or a reservation of the Premises in favor of Tenant.  This Lease shall become effective as a binding agreement only upon execution and delivery thereof by Landlord to Tenant.

33.2         Successors and Assigns.  Subject to Sections 14 and 28, this Lease shall be binding on and shall inure to the benefit of the parties and their respective successors, assigns and legal representatives.

33.3         Severability.  The determination that any provisions hereof may be void, invalid, illegal or unenforceable shall not impair any other provisions hereof and all such other provisions of this Lease shall remain in full force and effect.  The unenforceability, invalidity or illegality of any provision of this Lease under particular circumstances shall not render unenforceable, invalid or illegal other provisions of this Lease, or the same provisions under other circumstances.

33.4         Governing Law.  This Lease shall be governed by and construed and interpreted in accordance with the laws (excluding conflicts of laws principles) of the State of California.

33.5         Interpretation.  The provisions of this Lease shall be construed in accordance with the fair meaning of the language used and shall not be strictly construed against either party, even if such party drafted the provision in question.  When required by the context of this Lease, the singular includes the plural and vice versa, and the masculine, feminine and neuter genders each include the others.  Wherever the term “including” is used in this Lease, it shall mean “including, but not limited to” the matter or matters thereafter enumerated.  The captions contained in this Lease are for purposes of convenience only and are not to be used to interpret or construe this Lease.  In any provision of this Lease relating to the conduct, acts or omissions of Tenant, the term “Tenant” shall include Tenant’s Representatives, and shall only include Tenant’s Invitees where expressly provided.

33.6         Joint and Several Liability.  If more than one person or entity is identified as Tenant hereunder, the obligations of each and all of them under this Lease shall be joint and several.

33.7         Recordation.  Neither Landlord nor Tenant shall record this Lease or a memorandum thereof.

33.8         Suite Identification.  Landlord will provide, at Landlord’s expense, Tenant’s name plate on the suite door and Tenant’s name on the directory for the Building, both of which shall be in building standard size and design.

33.9         Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document.  Both counterparts shall be construed together and shall constitute a single lease.

33.10       Access Control System:  Tenant may install, maintain, control, and operate, an electronic proximity card-reader access control system (the “Access Control System”) to regulate entry into the Premises and the Building; provided, however, that Landlord shall be provided with updated copies of all card keys in connection with such system for the purposes of Landlord’s right of entry hereunder.

34.           TIME.  Time is of the essence for the performance of each and every obligation to be performed by Tenant under this Lease.

35.           AUTHORITY.  If either party hereto is a corporation, partnership, limited liability company or other form of business entity, such party and each of the persons executing this Lease on behalf of such party warrant and represent to the other party hereto that such party is a duly organized and validly existing entity, that such party has full right and authority to enter into this Lease and that the persons signing on behalf of such party are authorized to do so and have the power to bind such party to this Lease.  Upon request, either party hereto shall provide the other party with evidence reasonably satisfactory to the other party confirming the foregoing representations.

36.           TITLE TO PROJECT.  Landlord represents and warrants to Tenant that, as of the Lease Date, Landlord is the owner of fee title to the Project.

IN WITNESS WHEREOF, Landlord and Tenant have entered into this Lease as of the Lease Date.

TENANT:	LANDLORD:

VERIGY US, INC., a Delaware corporation	PAU MOULDS CPP-A LLC a California limited liability company

By:	By:
Name:	Peter Pau, Manager
Title:

By:
Name:
Title:

EXHIBIT A

THE PREMISES

1

EXHIBIT B

RULES AND REGULATIONS

The following Rules and Regulations are additional provisions of the foregoing Lease.  Capitalized terms used herein have the meanings ascribed to them in the Lease.

1.             No Access to Roof.  Except as expressly permitted under the Lease, Tenant has no right of access to the roof of the Building and will not install, repair or replace any antenna, aerial, aerial wires, fan, air conditioner, satellite dish or other device on the roof of the Building, without the prior written consent of Landlord.  Any such device installed without such written consent is subject to removal at Tenant’s expense without notice at any time.  In any event Tenant will be liable for any damages or repairs incurred or required as a result of its installation, use, repair, maintenance or removal of such devices on the roof and agrees to indemnify, protect, defend and hold harmless Landlord from any Claims arising from any activities of Tenant or of Tenant’s Representatives on the roof of the Building.

2.             Signage.  Except as may be expressly permitted hereunder, no sign, placard, picture, name, advertisement or notice visible from the exterior of the Premises will be inscribed, painted, affixed or otherwise displayed by Tenant on or in any part of the Premises or the Building without the prior written consent of Landlord.  Landlord reserves the right to adopt general guidelines relating to signs in or on the Building.  Approved signage, if any, will be inscribed, painted or affixed at Tenant’s expense by a person approved by Landlord.

3.             Prohibited Uses.  The Premises will not be used for manufacturing, for the storage of merchandise held for sale to the general public at the Premises, for lodging or for the sale of goods to the general public.  The foregoing prohibitions shall be in addition to, and not in lieu of, any other prohibitions applicable to the use of the Premises under the Lease and/or applicable Laws.  Except for seeing-eye dogs, neither Tenant nor its employees, agents, contractors, or invitees shall bring any animal or pet into the Premises, the halls or corridors or any other part of the Building, or the common areas, without the prior written consent of Landlord, which shall not be unreasonably refused as to animals which are required on account of an established disability.

4.             Keys and Locks.  Landlord will furnish Tenant, free of charge, a reasonable number of keys to each door or lock in the Premises.  Landlord may make a reasonable charge for any replacement keys.  Tenant will not duplicate any keys, alter any locks or install any new or additional lock or bolt on any door of its Premises or on any other part of the Building without the prior written consent of Landlord and, in any event, Tenant will provide Landlord with a key for any such lock.  On the termination of the Lease, Tenant will deliver to Landlord all keys to any locks or doors in the Building which have been obtained by Tenant.

5.             Freight.  An elevator will be made available for Tenant’s use for transportation of freight, subject to such scheduling as reasonably appropriate.  Tenant shall not transport freight in loads exceeding the weight limitations of such elevator.  Landlord reserves the right to prescribe in a reasonable fashion the weight, size and position of all equipment, materials, furniture or other property brought into the Building.  Landlord reserves the right to require that heavy objects will stand on wood strips of such length and thickness as is necessary to properly distribute the weight.  Landlord will not be responsible for loss of or damage to any such property from any cause associated with Tenant’s use of the elevator, and Tenant will be liable for all damage or injuries caused by moving or maintaining such property.

6.             Nuisances and Dangerous Substances.  Tenant will not conduct itself or permit Tenant’s Representatives or Invitees to conduct themselves, in the Premises or anywhere on or in the Property in a manner which is offensive or unduly annoying to any other tenant or Landlord’s property managers.  Tenant will not install or operate any phonograph, radio receiver, musical instrument, or television or other similar device in any part of the Common Areas and shall not operate any such device installed in the Premises in such manner as to disturb or annoy other tenants of the Building.  Tenant will not use or keep in the Premises or the Property any kerosene, gasoline or other combustible fluid or material other than limited quantities thereof reasonably necessary for the maintenance of Tenant’s equipment.  Tenant will not use or keep any foul or noxious gas or substance in the Premises or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors or vibrations, or interfere in any way with other tenants or those having business therein.

7.             Building Name and Address.  Without Landlord’s prior written consent, Tenant will not use the name of the Building in connection with or in promoting or advertising Tenant’s business except as Tenant’s address.

8.             Building Directory.  A directory for the Building will be provided for the display of the name and location of tenants.  Landlord reserves the right to approve or disapprove placing any additional names Tenant desires to place in the directory and, if so approved, Landlord may assess a reasonable charge for adding such additional names.

9.             Window Coverings.  No curtains, draperies, blinds, shutters, shades, awnings, screens or other coverings, window ventilators, hangings, decorations or similar equipment shall be attached to, hung or placed in, or used in or with any window of the Building without the prior written consent of Landlord.

10.           Floor Coverings.  Tenant will not lay or otherwise affix linoleum, tile, carpet or any other floor covering to the floor of the Premises in any manner except as approved in writing by Landlord.  Tenant will be liable for the cost of repair of any damage resulting from the violation of this rule or the removal of any floor covering by Tenant or its contractors, employees or invitees.

11.           Wiring and Cabling Installations.  Landlord will reasonably direct Tenant’s electricians and other vendors as to where and how data, telephone, and electrical wires and cables are to be installed.  No boring or cutting portions of the Building outside the Premises for wires or cables will be allowed without the prior written consent of Landlord unless the same is a component of any Alterations approved by Landlord and/or is limited to the interior of the Premises and will not affect the Building structure or any Building Systems.  The location of burglar alarms, smoke detectors, telephones, call boxes and other office equipment affixed to the Premises shall be subject to the written approval of Landlord.

12.           Office Closing Procedures.  Tenant will see that the doors of the Premises are closed and locked and that all water faucets, water apparatus and utilities are shut off before Tenant or its employees leave the Premises, so as to prevent waste or damage.  Tenant will be liable for all damage or injuries sustained by other tenants or occupants of the Building or Landlord resulting from Tenant’s carelessness in this regard or violation of this rule.  Tenant will keep the doors to the Building corridors closed at all times except for ingress and egress.

13.           Plumbing Facilities.  The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be disposed of therein.  Tenant will be liable for any breakage, stoppage or damage resulting from the violation of this rule by Tenant, its employees or invitees.

14.           Use of Hand Trucks.  Tenant will not use or permit to be used in the Premises or in the Common Areas any hand trucks, carts or dollies except those equipped with rubber tires and side guards or such other equipment as Landlord may approve.

15.           Refuse.  Tenant shall store all Tenant’s trash and garbage within the Premises or in other facilities designated by Landlord for such purpose.  Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the city in which the Building is located without being in violation of any law or ordinance governing such disposal.  All trash and garbage removal shall be made in accordance with reasonable directions issued from time to time by Landlord, only through such Common Areas provided for such purposes and at such times as Landlord may reasonable designate.  Tenant shall comply with the requirements of any recycling program adopted by Landlord for the Building.

16.           Soliciting.  Canvassing, peddling, soliciting and/or distribution of handbills or any other written materials in the Building are prohibited, and Tenant will cooperate to prevent the same.

17.           Parking.  Tenant will use, and cause Tenant’s Representatives and Invitees to use, any parking spaces to which Tenant is entitled under the Lease in a manner consistent with Landlord’s directional signs and markings in the Parking Facility.  Specifically, but without limitation, Tenant will not park, or permit Tenant’s Representatives or Invitees to park, in a manner that impedes access to and from the Building or the Parking Facility or that violates space reservations for handicapped drivers registered as such with the California Department of Motor Vehicles.  Landlord may use such reasonable means as may be necessary to enforce the directional signs and markings in the Parking Facility, including but not limited to towing services, and Landlord will not be liable for any damage to vehicles towed as a result of noncompliance with such parking regulations.

18.           Fire, Security and Safety Regulations.  Tenant will comply with all reasonable or mandatory safety, security, fire protection and evacuation measures and procedures established by any governmental agency.

19.           Responsibility for Theft.  Tenant assumes any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.

20.           Sales and Auctions.  Tenant will not conduct or permit to be conducted any sale by auction in, upon or from the Premises or elsewhere in the Property, whether said auction be voluntary, involuntary, pursuant to any assignment for the payment of creditors or pursuant to any bankruptcy or other insolvency proceeding.

21.           Waiver of Rules.  Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord will be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants nor prevent Landlord from thereafter enforcing these Rules and Regulations against any or all of the tenants of the Building.

22.           Effect on Lease.  These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of the Lease.  In the event of any conflict or inconsistency between these Rules and Regulations and the provisions of the Lease, the provisions of the Lease shall control.  Violation of these Rules and Regulations constitutes a failure to fully perform the provisions of the Lease, as referred to in Section 15.1.

23.           Nondiscriminatory Enforcement.  Subject to the provisions of the Lease (and the provisions of other leases with respect to other tenants), Landlord shall use reasonable efforts to enforce these Rules and Regulations in a nondiscriminatory manner, but in no event shall Landlord have any liability for any failure or refusal to do so (and Tenant’s sole and exclusive remedy for any such failure or refusal shall be injunctive relief preventing Landlord from enforcing any of the Rules and Regulations against Tenant in a manner that discriminates against Tenant).

24.           Additional and Amended Rules.  Landlord reserves the right to rescind or amend these Rules and Regulations and/or to adopt any other rules and regulations as in its reasonable judgment may from time to time be needed for the safety, care and cleanliness of the Building and the Property and for the preservation of good order therein and thereon.

EXHIBIT C

WORK LETTER

This Work Letter shall set forth the terms and conditions relating to the construction of tenant improvements in and to the Premises and the Building by both Tenant and Landlord.  All references in this Work Letter to Articles or Sections of “the Lease” shall mean the relevant portions of the Lease Agreement to which this Work Letter is attached as  Exhibit C and of which this Work Letter forms a part, and all references in this Work Letter to Sections of “this Work Letter” shall mean the relevant portion this Exhibit C.  All capitalized terms used in this Work Letter and not defined shall have the meaning set forth in the Lease.

SECTION 1

CONDITION OF PREMISES AND BASE BUILDING

Tenant acknowledges that Tenant has accepted the Premises, and has agreed to Landlord’s obligations for the initial construction of Alterations in and to the Premises, subject to the terms and conditions of Section 1.2 of the Lease.

SECTION 2

TENANT AND LANDLORD WORK

The work to be performed pursuant to this Work Letter shall include the following components of work in and to the Premises and the Building:

2.1           Demolition Work.  Landlord shall perform certain demolition work in the Premises necessary to prepare the Premises for the “Office TI Work” (defined below), consisting of the work described on Schedule 1, attached hereto (the “Demolition Work”).  The Landlord shall engage a contractor of its choice to perform the Demolition Work, and such work shall be completed at no cost or expense to Tenant.  The Demolition Work shall be substantially completed on or before the later of (i) June 30, 2006, or (ii) the date all required governmental permits and approvals necessary to commence the Office TI Work (defined below) have been issued and copies of the same have been provided to Landlord by Tenant (such later date shall be the “Demolition Deadline”).  As used herein and elsewhere in this Work Letter, the terms “substantially completed” and “substantial completion” shall mean the date by which all of the following have occurred:  (a) the work at issue shall have been completed in accordance with the requirements of this Work Letter, except for punch list items that are minor in character and do not materially, adversely interfere with Tenant’s use or enjoyment of the Premises or the commencement and completion of the Tenant Work (as defined below); and (b) Landlord (or Tenant, as applicable) shall have obtained any and all governmental permits and approvals required for the completion of the work at issue.

2.2           Demising Work.  Landlord shall perform certain work to demise the Premises from that portion of the Building designated as 10200 North Tantau Avenue and, with respect to the Building Systems serving the Premises, shall either (i) separate such Building Systems so that discrete components of the Building Systems serve the Premises exclusively, or (ii) if such separation is not reasonably practicable, provide separate metering for the Building Systems serving the Premises (the “Demising Work”).  In addition, as part of the “Demising Work”, the Landlord shall also engage a contractor to power-wash the exterior of the Building.  The Landlord shall engage one or more contractors of its choice to perform the Demising Work, and such work shall be completed at no cost or expense to Tenant.  The Demising Work shall be substantially completed on or before September 1, 2006 (the “Demising Deadline”).

2.3           Base Building Repair Work.  Landlord shall perform certain repair work in and to the Building and the Premises, consisting of those items specified on Schedule 1 attached hereto (the “Base Building Repair Work”).  The Landlord shall engage one or more contractors of its choice to perform the Demising Work, and such work shall be completed by licensed and qualified contractors at no cost or expense to Tenant.  The Base Building Repair Work shall be substantially completed on or before the Commencement Date (the “Base Building Repair Work Deadline”).  All Demising Work, Demolition Work, and Base Building Repair Work shall be completed in a good and workmanlike manner, using new materials and equipment of good quality, and in accordance with all applicable governmental laws, rules and regulations.  Landlord and Tenant shall reasonably cooperate with each other in coordinating the Demising Work, Demolition Work and Base Building Repair Work (including the plans therefor) with the design and construction of the Tenant Work (defined below).

2.4           Office TI Work.  The Tenant shall construct interior improvements in and to the Premises which are in the nature of standard office tenant improvement work, including without limitation construction/relocation of interior walls, floor and wall coverings, installation/relocation of ceiling and lighting, installation/relocation of standard office electrical, plumbing and HVAC facilities, and installation of built-in shelving and cabinetry, all as shown on construction plans and specifications to be approved by Landlord (not to be unreasonably withheld) (collectively, the “Office TI Work”).  Tenant agrees and acknowledges that the “Office TI Work” does not include (i) the “Lab Work” (defined below), (ii) installation of network and communications cabling and equipment for Tenant’s operations in the Premises, and (iii) Tenant’s furnishings, fixtures and equipment (“FF&E”).  Landlord shall pay Tenant for the cost of specific components of the Office TI Work, as described on Schedule 1, attached hereto (the “Landlord TI Work”) based on the approved final costs of such work included in Tenant’s contract with Tenant’s Contractor.  Fifty percent (50%) of such costs shall be due and payable by Landlord to Tenant upon completion of fifty percent (50%) of the Landlord TI Work, within fifteen (15) days after Tenant has notified Landlord that such work is fifty percent (50%) complete, subject to Landlord’s right to inspect and approve the same (which approval shall not be unreasonably withheld) within such fifteen (15) day period.  The remaining fifty percent (50%) of the final cost of such work (and any additional costs for such work included in any change orders for such work approved by Landlord) shall be paid within fifteen (15) days after the substantial completion of Tenant’s Work.  Save and except for the cost charged by Tenant’s Contractor for the Landlord TI Work, any and all other work and expenses necessary to construct the Office TI Work and any other Tenant Work, including without limitation “soft costs” thereof, such as design costs, permit fees, insurance and the cost of any testing required by applicable governmental authorities for the Tenant Work, shall be at no cost to Landlord.

The Office TI Work shall be performed by Tenant’s general contractor, Scates Construction, Inc., or any other general contractor approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed (“Tenant’s Contractor”).  Prior to commencement of the Office TI Work, Landlord shall have approved (which approval shall not be unreasonably withheld) Tenant’s construction contract for the Office TI Work, including without limitation (i) the economic terms of the construction contract for the Office TI Work (e.g., stipulated sum or guaranteed maximum price, contractor’s overhead and profit, profit on change orders, etc.), (ii) the line item budget for the Office TI Work, (iii) the stipulated sum or guaranteed maximum price for the Landlord TI Work and (iv) the schedule for completion of the Office TI Work (including milestone dates).  In addition, prior to Tenant’s  approval of (and the commencement of any work under) any change orders for the Office TI Work,

Tenant shall provide copies of such change orders to Landlord, and Landlord shall have the right to approve (which approval shall not be unreasonably withheld) any and all such change orders to the extent such change orders would (A) increase the cost of the Landlord TI Work, or (B) materially alter the scope of the Office TI Work.  Landlord shall reimburse Tenant for the cost of the Landlord TI Work, including any adjustments arising out of change orders approved by Landlord (which approval shall not be unreasonably withheld) for the Landlord TI Work, upon substantial completion of the Office TI Work.

2.5           Lab Work.  Tenant shall be permitted to construct within the Premises a laboratory, which may include a “clean room” and shall also include Tenant’s equipment to be used in the laboratory and all supplementary HVAC, mechanical, electrical and plumbing equipment and facilities located in and serving the laboratory and/or upgrades and additions to the Building Systems existing as of the Lease Date.  All of the foregoing work and installations, together with the interior finishes, ceiling and lighting within the laboratory, and all “soft costs” (as described in Paragraph 2.3 above) with respect to construction of the laboratory, shall be referred to herein as the “Lab Work”.  Tenant shall construct and complete the Lab Work at no expense to Landlord and shall engage a contractor for the Lab Work who shall be subject to Landlord’s prior approval, not to be unreasonably withheld; provided, however, that if Tenant intends to use the same contractor to perform the Office TI Work and the Lab Work, Landlord’s approval of Tenant’s Contractor for the Office TI Work shall constitute Landlord’s approval of such contractor for performance of the Lab Work.  Landlord shall have the right to review and approve Tenant’s construction contract for the Lab Work prior to Tenant’s executing the same, which approval shall not be unreasonably withheld.  In addition, prior to Tenant’s  approval of (and the commencement of any work under) any change orders for the Lab Work, Tenant shall provide copies of such change orders to Landlord, and Landlord shall have the right to reasonably approve any and all such change orders to the extent such change orders would materially alter the scope of the Lab Work.

2.6           Landlord Work and Tenant Work.  As used in this Work Letter and in the Lease, the term “Landlord Work” means, collectively, the Demolition Work, Demising Work and the Base Building Repair Work.  The term “Tenant Work” means, collectively, the Office TI Work (subject to Landlord’s obligation to reimburse the cost of the Landlord TI Work), the Lab Work and any and all other work performed by Tenant for the use and occupancy of the Premises, including without limitation installation of Tenant’s cabling and FF&E.  All Landlord Work and Tenant Work shall be completed by licensed and qualified contractors in a good and workmanlike manner, using new materials and equipment of good quality, and in accordance with all applicable governmental laws, rules and regulations.    Landlord shall provide Tenant with at least ten (10) days’ prior written notice of the date upon which, in Landlord’s judgment, substantial completion the Demolition Work, Demising Work and Landlord’s Base Building Repair Work will occur and shall thereafter keep Tenant informed as to any change in Landlord’s estimate of the date which substantial completion of such work will occur.  All Tenant Work to be performed under this Work Letter shall be considered to be “Alterations”, as the same is defined in the Lease and subject to all of the terms and conditions of the Lease respecting Alterations, with the exception of Section 6.1(b), which Section shall not be applicable to the Tenant Work; provided, however, that notwithstanding the provisions of Section 6 of the Lease, (i) the time periods and conditions of Landlord’s consent to the Tenant Work shall be governed by this Work Letter, (ii) the Lab Work shall not be deemed to be owned by Landlord, and (iii) the insurance requirements applicable to the performance of the Tenant Work shall be governed by this Work Letter.

SECTION 3

CONSTRUCTION DRAWINGS

3.1           Construction Drawings.  Landlord acknowledges that Tenant has retained Chicago Design Network, as its architect/space planner in connection with the Office TI Work and the Lab Work (collectively, the “Tenant-Designed Work”).  Landlord also acknowledges that it has conceptually approved the preliminary plans for the Office TI Work identified on Schedule 2 attached hereto, it being understood that such conceptual approval shall not limit Tenant’s obligations under this Work Letter.  As soon as reasonably practicable, Tenant shall submit its proposed construction plans for all of the Tenant-Designed Work to Landlord for review and approval, which approval shall not be unreasonably withheld.  All such plans and construction drawings, including any reasonable revisions required by Landlord and/or revisions required by applicable governmental authorities shall be at no cost to Landlord.  The construction plans and drawings to be prepared for the Tenant-Designed Work shall be referred to collectively as the “Construction Drawings.”  Tenant’s Contractor shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the existing Building plans;  Landlord shall have no responsibility in connection therewith.  Landlord’s review of the Construction Drawings shall be for its sole purpose and shall not imply Landlord’s approval of the same for quality, design, compliance with applicable Laws or other like matters.  Accordingly, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and without limiting the scope thereof, Tenant’s waiver and indemnity set forth in the Lease shall specifically apply to the Construction Drawings.

3.2           Landlord’s Approval.  If Landlord fails to approve or disapprove of the proposed Construction Drawings (or any subsequent material changes thereto) or any other items subject to Landlord’s approval under Sections 2.4 and 2.5 above in writing within five (5) days following delivery to Landlord of the proposed Construction Drawings (or subsequent material changes thereto) or Tenant’s written request for any other approval under Sections 2.4 and 2.5 above, the Construction Drawings (or subsequent material changes thereto) or other Tenant request shall be deemed approved.  If Landlord disapproves of the proposed Construction Drawings (or subsequent material changes thereto) or any other Tenant request for Landlord’s approval in any respect, Landlord shall deliver to Tenant its detailed written response indicating the reasons for its disapproval (and for the Construction Drawings and any material changes thereto, Landlord’s proposal for required changes) and the parties shall negotiate in good faith to reach agreement on any item in dispute. With respect to all disputed items, if Landlord and Tenant fail to agree with respect to such disputed item(s) within three (3) days of Landlord delivering its written notice of disapproval, any such continued disapproval shall be deemed to be a Force Majeure Delay (on a day-for-day basis until Landlord and Tenant have agreed on any disputed item subject to Landlord’s approval).  Notwithstanding to the contrary in this Work Letter, Tenant shall have the right to make subsequent changes to the Landlord-approved Construction Drawings and Landlord shall not have any right to approve such changes to the extent any such changes in the Construction Drawings and/or the work to be performed pursuant thereto (a) is required by the City of Cupertino or other applicable governmental body having jurisdiction over the Tenant-Designed Work, and (1) is reasonably consistent with the design intent of the approved Construction Drawings, and (2) Tenant agrees to pay for any additional cost to the Landlord TI Work caused by the proposed changes; or (b) consists of minor field changes that (1) are reasonably consistent with the intent or required for the proper execution of the Construction Drawings, and (2) that will not materially adversely affect the Building Systems, any of the Landlord Work and/or the design, use, or operation of the Premises.

3.3           Permits.   Promptly after Landlord’s approval, Tenant shall cause the approved Construction Drawings to be submitted to the appropriate municipal authorities for all applicable building permits necessary to allow the contractors performing such work to commence and fully complete the construction of the Tenant-Designed Work and, in connection therewith, Tenant shall coordinate with Landlord in order to allow Landlord, at its option, to observe all phases of the permitting process.  Tenant shall deliver to Landlord copies of all required permits for the construction of Tenant Work prior to commencing such work.  Tenant shall undertake commercially reasonable efforts to obtain the Permits for the Tenant Work from the appropriate municipal authorities and to deliver such Permits to Landlord as soon as reasonably practicable.  Notwithstanding anything to the contrary set forth in this Work Letter, Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit for the Tenant-Designed Work or any signed-off permits for the completed Tenant-Designed Work, and in any event Tenant shall be responsible for obtaining a certificate of occupancy (or signed-off building permit) for the Office TI Work and Lab Work upon completion of the Tenant Work and shall provide the same to Landlord immediately upon receipt thereof; provided however that Landlord shall, in any event, cooperate with Tenant in executing permit applications and performing other acts reasonably necessary to enable Tenant to obtain any such permit, including any work that needs to be performed in connection with the Landlord Work to obtain such permit.  No material changes, modifications or alterations in the approved Construction Drawings may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld.

3.4           Landlord Oversight of Tenant Work.  During the performance of the Tenant Work and in addition to Landlord’s rights under Sections 2.4 and 2.5 above with respect to change orders, Landlord shall have the right to observe the progress of the Tenant Work, as Landlord reasonably deems necessary or appropriate, in all aspects of the construction of the Tenant Work (including without limitation weekly meetings and inspections of the in-progress Tenant Work).  Landlord shall be provided with copies of all change orders as well as all written notices exchanged between Tenant and its contractors, architects and engineers to the extent such notices involve any changes to the cost or schedule of the Tenant Work and/or any disputes involving the performance of or payment for the Tenant Work.  Tenant agrees and acknowledges that Landlord’s exercise of its rights to participate in and oversee the performance of the Tenant Work shall be for its sole purpose and shall not imply Landlord’s approval of the same for quality, design, compliance with applicable Laws or other like matters.  Accordingly, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors in the performance of the Tenant Work, and without limiting the scope thereof, Tenant’s waiver and indemnity set forth in the Lease shall specifically apply to the performance of the Tenant Work.

3.5           Coordination.  Landlord and Tenant shall require their respective contractors performing the Landlord Work and Tenant Work, and their respective architects and engineers to the extent the design of any Tenant Work impacts any Landlord Work, or vice versa, to cooperate with the other party’s contractors and, as applicable, architects and engineers, including schedule and staging coordination to the extent necessary and appropriate.  Tenant agrees and acknowledges that, because Tenant is responsible for providing an integrated set of Construction Drawings for all Tenant-Designed Work and because both Landlord and Tenant shall have approved the scope of the Tenant Work, Tenant hereby waives any and all claims against Landlord, under this Lease or otherwise, for any delays, liabilities, losses, costs and expenses arising out of the failure of any components of the design of the Tenant-Designed Work to be properly and efficiently coordinated and integrated.

SECTION 4

CONSTRUCTION OF THE TENANT WORK

4.1           Tenant’s Contractor(s).  Tenant shall require that Tenant’s Contractor and any other contractors performing Tenant Work subject to a direct contract with Tenant indemnify Landlord and any parties designated by Landlord in writing who have an interest in the Building (e.g., Landlord’s lender) to the same extent that Tenant is indemnified by Tenant’s Contractor in such contract.  Tenant shall require its contractors to carry commercial general liability insurance meeting the requirements of the Lease with limits of liability that are not in excess of $2,000,000 or such other insurance as is approved by Landlord, including without limitation naming Landlord and such additional parties designated by Landlord in writing who have an interest in the building as Additional Insureds thereunder.  Tenant shall require its project architect to carry professional liability insurance for all professional design work performed in connection with the preparation of the Construction Drawings.  Tenant shall also carry, or cause its contractors to carry, “builder’s risk” insurance insuring all materials and incomplete Tenant Work during the construction of the Tenant Work.  Evidence reasonably satisfactory to Landlord that Tenant has complied with the foregoing requirements shall be provided to Landlord prior to Tenant’s commencing any work in the Premises.

4.2           Substantial Completion of Tenant Work.  Tenant shall notify Landlord in writing upon substantial completion of the Tenant Work, whereupon Landlord, Tenant, Tenant’s Contractor (and any other contractor’s engaged by Tenant for such work) and the architects and engineers who prepared the Construction Drawings for the Tenant-Designed Work shall promptly arrange for a joint “walk-through” of the Premises to inspect such work and identify any “punch list” items to be corrected or completed in connection therewith.  Unless any party has objected to any components of the Tenant-Designed Work within ten (10) days after the walk-through, such party shall be deemed to have accepted the Tenant Work.

4.3           Notice of Completion.  Within ten (10) days after completion of construction of the Tenant Work, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the County of Santa Clara in accordance with Section 3093 of the California Civil Code or any successor statute and furnish a copy thereof to Landlord upon recordation, and timely give all notices required pursuant to Section 3259.5 of the California Civil Code or any successor statute.  In addition, promptly after the substantial completion of all of the Tenant-Designed Work, at its sole expense Tenant shall cause its architects and engineers to prepare and deliver to Landlord a set of “as built” plans and specifications (including all working drawings), consisting of two (2) hard copies and one set of “CAD” drawings, for the completed Tenant-Designed Work.

SECTION 5

DELAYS

5.1           Tenant Delays.  Landlord’s time for completion of any Landlord Work or for any other obligations of Landlord under this Work Letter, and under the Lease where expressly noted therein, shall be extended one (1) day for each day of any “Tenant Delay” as described below.  A “Tenant Delay” shall be any act or omission by Tenant or Tenant’s Representatives which delays Landlord’s performance of the Landlord Work, and Tenant fails to perform or cure the same within two (2) days after Tenant’s receipt of Landlord’s written notice of any such act or omission.  Landlord’s time for performance of the Landlord Work affected by a Tenant Delay shall be tolled by the number of days of delay to such work caused by any Tenant Delay, but only to the extent the same is the proximate cause of a delay in the performance of any of the Landlord Work.

5.2           Force Majeure.  The term “Force Majeure Delay” shall mean any prevention, delay or stoppage due solely to acts of God, acts of war, terrorism, civil commotions, any strikes, labor disputes or lockouts affecting the Silicon Valley area or any particular trade in such area, any extraordinary or unusual delay b any governmental authority to process and issue necessary permits for the Landlord

Work or Tenant Work, any delays identified in Section 3.2 as Force Majeure Delays, any delay caused by the discovery, investigation or remediation of any Hazardous Materials discovered at the Building or the Project, or fire or other casualty, but only to the extent the same is the proximate cause of a delay in the performance of any obligation of Landlord or Tenant hereunder.  Landlord and Tenant shall be excused for their time of performance under this Work Letter (and to the extent expressly provided in the Lease, under the Lease) for a period equal to any such Force Majeure Delay; provided, however, that (i) if either party believes such a Force Majeure Delay has occurred, such party shall waive its right to any claim for delay based thereon unless it provides written notice to the other party within ten (10) days after the occurrence of the conditions giving rise to such delay, which notice shall specify the nature and anticipated duration of such delay, and (ii) neither party to the Lease shall be excused as a result of any Force Majeure Delays, nor shall the defined term “Force Majeure Delays” be deemed incorporated into the Lease, unless and only to the extent expressly set forth in the Lease.

5.3           Landlord Delays.  The term “Landlord Delay” shall mean any delays in the Demolition Deadline, Base Building Work Deadline or Demising Deadline which are caused by (i) Landlord’s failure to comply with its obligation to complete the Demolition Work, Base Building Work and/or Demising Work by the applicable deadlines, (ii) changes requested by Landlord to the Landlord-approved Construction Drawings, to the extent the foregoing are not the result of any Force Majeure Delay or Tenant Delay, and (iii) any disruption to or interference with the Tenant Work caused by Landlord’s employees or contractors that is not cured within two (2) days after Landlord’s receipt of Tenant’s written notice of same.

SECTION 6

MISCELLANEOUS

6.1           Tenant’s Representative.  Tenant has designated Michael Fisher of Agilent Technologies as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.

6.2           Landlord’s Representative.  Landlord has designated Rochelle Cahn of Sand Hill Property Company as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

6.3           Time of the Essence in This Work Letter.  Time is of the essence in the performance of the parties’ obligations under this Work Letter.  Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days.

6.4           Tenant’s Lease Default.  Notwithstanding any provision to the contrary contained in this Lease, if an Event of Default as described in Article 15 of the Lease has occurred at any time on or before the Substantial Completion of any component of the Landlord Work, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to suspend Landlord’s installation of such Landlord Work  (in which case, Tenant shall be responsible for any delay caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Work Letter shall be suspended until such time as such default is cured pursuant to the terms of the Lease.

Schedule 1 to Exhibit C

A.                                   The Demolition Work shall consist generally of the following:  removal of non-structural walls and carpeting, all as specifically identified to Landlord by Tenant in a timely manner prior to start of Demolition Work.

B.                                     The “Base Building Repair Work” shall consist of the following items:

1.               Repair or replace cooling tower media and mist elimination;

2.               Repair or replace hot water heaters within Premises;

3.               Grind and epoxy fill crack in the southeast corner of Premises concrete floor;

4.               Upgrade Premises elevator to meet ADA compliance

5.               Install hand rails for handicap ramps if required by the City of Cupertino;

6.               Apply asphalt sealant and re-stripe parking areas;

7.               Repair roof and roof components;

8.               Perform mechanical equipment shutdown inspections and associated repair and maintenance;

9.               Repair or replace sand filter pump system, if necessary;

10.         Perform GFI and infrared testing and associated repair/replacement

11.         Install refrigeration detection and exhaust system if required by the City of Cupertino; and

12.         Install seismic shut off valve on existing gas line if required by the City of Cupertino.

C.                                     The “Landlord TI Work” shall consist of the following:  reconfiguration of the ceiling, lighting, mechanical and sprinkler systems within the cross-hatched, two-story portion of the Premises shown on Exhibit A to the Lease, which work shall be described in a “reflected ceiling plan” to be prepared by Tenant as part of the Construction Drawings for the Tenant-Designed Work.

Schedule 2 to Exhibit C

Office Plan Sheets SP-4 and SP-4 F2, dated 4/21/06 by Chicago Design Networks, as revised 4/27/06

EXHIBIT D

DETERMINATION OF FAIR MARKET VALUE

The term “Fair Market Value” of Base Rent for each Extended Term, as used in Section 2.3,  shall mean the average of the annual rental rates then being charged in the market area in comparable buildings for space of comparable size and condition to the space for which the Fair Market Value is being determined, taking into consideration all relevant factors, including, without limitation, such factors as credit-worthiness of the tenant, the duration of the term, the automatic three percent (3%) annual increases stated in Section 2.3, any rental or other concessions granted, whether a broker’s commission or finder’s fee will be paid and responsibility for Operating Costs.  The Fair Market Value shall be determined as follows: Within forty five (45) days after receiving Tenant’s notice exercising its Option to Extend, Landlord shall notify Tenant of its determination of the Fair Market Value.  Tenant shall have thirty (30) days from the date of such notice (the “Response Period”) to notify Landlord whether it disagrees with such determination.  If Tenant fails to so timely notify Landlord during the Response Period, the Fair Market Value shall be as provided in Landlord’s notice.  If Tenant gives Landlord timely notice of its disagreement, Landlord and Tenant shall negotiate in good faith to agree on Fair Market Value for an additional fifteen (15) day period.  If the parties have not resolved Fair Market Value within such time, then within fifteen (15) days thereafter each shall specify in writing to each other the name and address of a person to act as the appraiser or broker on its behalf and at its cost.  Each such person shall be a licensed commercial real estate broker or MAI certified appraiser with at least five (5) years of experience with commercial and industrial properties in Santa Clara, Cupertino and the surrounding area.  If either party fails to timely appoint an appraiser or broker within such fifteen (15) day period, then the determination of the timely appointed appraiser or broker shall be final and binding.

The two appraiser/brokers shall have thirty (30) days from the day of their respective appointments (the “Determination Period”) to make their respective determinations and arrange for a simultaneous exchange of such written determinations.  If the two appraisers’ determinations are within five percent (5%) of one another, the average of the two determinations shall be deemed Fair Market Value; otherwise the two appraisers shall within ten (10) days after expiration of the Determination Period jointly appoint an impartial third appraiser with qualifications similar to those of the first two appraisers and within thirty (30) days after his or her appointment, the third appraiser shall independently make a determination of Fair Market Value without reference to the previous determinations of the parties’ respective appraisers (and such prior determinations shall not be disclosed to the third appraiser prior to the third appraiser’s making his or her determination of Fair Market Value).  On or prior to the expiration of such thirty (30) day period, the third appraiser shall provide written notice of his or her determination of Fair Market Value to the parties’ respective appraisers and to the parties, whereupon the parties’ respective appraisers shall promptly deliver their previous written determinations to the third appraiser.  Within ten (10) days of receipt thereof, third appraiser shall select which of the two previous determinations more closely approximates the third appraiser’s determination, and shall calculate the average of his or her determination and such other determination and provide written notice of the result to the parties’ respective appraisers and to the parties.  Such average amount calculated by the third appraiser shall conclusively be deemed Fair Market Value.  Each party shall pay the cost of its own appraiser and shall share equally the cost of the third appraiser.

In the event the appraisers have not determined Fair Market Value Base Rent as of the date the applicable Extended Term is to begin, Tenant shall on an interim basis pay Landlord  Base Rent based upon the Base Rent payable for the last month of the preceding Term. If the appraisers’ final determination is less than the preceding month’s rent, Tenant shall be entitled to a credit against the next rental payment(s) due from Tenant hereunder in the amount of the difference.  Alternatively, if the

D-1

appraisers’ final determination is more than the preceding month’s rent, Tenant shall pay such difference with the next rental payment(s) due.

D-2

EXHIBIT E

FORM OF AGILENT GUARANTY

GUARANTY OF LEASE

IN CONSIDERATION OF and as an inducement to the agreement by PAU MOULDS CPP-A LLC, a California limited liability company, as Landlord, to suspend its requirement for a Security Deposit under the terms and conditions of that certain Office Lease dated as of                 , 2006, with VERIGY US, INC, a Delaware corporation, as Tenant, for certain office space in the building located at 10100 North Tantau Avenue, Cupertino, California (the “Lease”) and other valuable consideration, the receipt of which is hereby acknowledged, the undersigned, AGILENT TECHNOLOGIES, INC., a Delaware corporation (hereinafter referred to as the “Guarantor”), hereby absolutely and unconditionally guarantees to Landlord, any assignees of Landlord’s interest under the Lease, or any parties entitled to enforce Landlord’s right thereunder, or any subsequent owner of the premises, the prompt and punctual payment of all rents and all other sums to be paid by Tenant under the Lease during the term thereof and during the period of any extension or renewal thereof; provided, however, that notwithstanding the foregoing or anything in this Guaranty to the contrary, in no event shall Guarantor’s liability under this Guaranty exceed an aggregate total amount of Five Million Dollars ($5,000,000).

Guarantor hereby agrees that no extension of time granted to Tenant for the payment of said rents or other sums, or for the performance of any of the obligations of Tenant or forbearance or delay on the part of Landlord to enforce any of the provisions, covenants, agreements, conditions and stipulations of the Lease, or waiver by Landlord of any of said provisions, covenants, agreements, conditions and stipulations, shall operate to release or discharge the Guarantor from its full liability under this instrument of guaranty or prejudice the rights of Landlord hereunder.

Guarantor hereby expressly waives notice of acceptance of this Guaranty, notice of any default of Tenant, notice of any other action taken or omitted to be taken by Landlord with reference to the Lease, any and all other notices whatsoever given or received by Landlord under said Lease, and any duty of Landlord to advise Guarantor of any information known to Landlord regarding the financial condition of Tenant and all other circumstances affecting Tenant’s ability to perform its obligations to Landlord and agrees that no assignment by Tenant of said Lease, or any other transfer of Tenant’s interest therein and no bankruptcy, insolvency or similar proceedings shall operate to release or discharge this Guaranty or the obligations of the Guarantor hereunder. Guarantor further agrees that if said Lease contains provisions regarding acceptance of the improvements by Tenant, any such acceptance by Tenant shall be binding on the Guarantor hereunder the same as if the Guarantor had joined in the execution of such acceptance, and it shall not be necessary for the Guarantor to join in the execution or be notified of such acceptance.

Guarantor hereunder further agrees that Tenant may, as determined in its sole discretion, enter into any one or more agreements with Landlord amending the Lease, and any such amendment shall be binding upon the Guarantor hereunder without the necessity of the Guarantor joining in the execution of or being notified of any such amendment.

All of Landlord’s rights and remedies under the Lease and under this Guaranty shall be distinct, separate and cumulative, and no such right or remedy therein or herein set forth shall be in exclusion of or a waiver of any other rights or remedy to which Landlord shall be entitled at law or in equity with respect to the Lease or this Guaranty.

The obligations of the Guarantor hereunder shall be independent of the obligations of Tenant under the Lease, and Landlord may proceed to enforce this Guaranty without first proceeding against Tenant or joining Tenant. Guarantor further expressly agrees that, except as expressly provided herein, nothing shall operate as a release of this Guaranty, and this Guaranty shall be a continuing Guaranty and shall remain in full force and effect until the satisfaction of the express conditions hereunder for the cancellation of this Guaranty.  Notwithstanding the foregoing or anything to the contrary contained in this Guaranty, this Guaranty shall automatically be deemed void, terminated and of no further force or effect, and Landlord shall promptly return the original executed copy of this Guaranty to Guarantor, upon the first to occur of (i) Landlord’s receipt of the “Security Deposit”, or (ii) Tenant’s satisfaction of the “Minimum Rating” pursuant to (and as such terms are defined in) Section 4 of the Lease.  Guarantor acknowledges receipt of the Lease and agrees that it is familiar with the terms and conditions of the Lease governing the conditions upon which this Guaranty may be cancelled.

Guarantor hereby waives any defense, except payment, which Guarantor might have, including specifically but without limitation, any rights of subrogation Guarantor may have against Tenant until the guaranteed obligations are paid in full. Guarantor consents to any form or election of remedy pursued by the Landlord to enforce its rights under the Lease, in whatever order it may choose, including any remedies that may result in a relinquishment of any deficiency judgment in its favor against Tenant and Guarantor waives any right Guarantor may have under California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2848, 2849, 2850, 2899 and 3433, or any successor sections.

Guarantor agrees to pay all costs and expenses including reasonable attorneys’ fees, which may be incurred by Landlord in any effort to collect or enforce the Lease or the obligations of Guarantor hereunder, whether or not any lawsuit is filed, including without limitation, all costs and attorneys’ fees incurred by Landlord in any bankruptcy proceeding and in any judicial or nonjudicial foreclosure action.

If, prior to the termination of this Guaranty, any amount received by Landlord from Tenant in payment of Tenant’s obligations under the Lease is held to constitute a preference, fraudulent conveyance or similar voidable payment under any law now or hereinafter if effect, and Landlord is required to repay all or any part of said amount, then, notwithstanding any revocation or termination of this Guaranty or the termination of the Lease, Guarantor shall be and remain liable to Landlord for the amount so repaid to the same extent as if such amount had never originally been received by Landlord.

This Guaranty has been executed and delivered pursuant to, and shall be interpreted in accordance with, the laws of the State of California and shall be binding upon Guarantor and the legal representatives of Guarantor, and shall inure to the benefit of Landlord, its successors, transferees and assigns.

Guarantor hereby expressly consents to the jurisdiction of any California State Court or Federal Court sitting in Santa Clara County, California and any appellate court from any such court in any action or proceeding arising under this Guaranty.

Guarantor hereby represents and warrants to Landlord that the individual signing this Guaranty on behalf of Guarantor is authorized to bind Guarantor to the terms and conditions of this Guaranty.

Dated:	, 2006	GUARANTOR:

AGILENT TECHNOLOGIES, INC.,
A Delaware corporation

By:
Name:
Its:

EXHIBIT F

PERMITTED HAZARDOUS MATERIALS

CONTACT: HAI TO

PHONE: 553-6819

BUSINESS UNIT: ATG CALIFORNIA SEMICONDUCTOR TEST DIVISION

Chemical Inventory

MSDS
TRADE NAME	MANUFACTURER	Quantity
Flux off Rosin	Chemtronics	2-13.5 oz aerosol cans
LPS dry lubricant	LPS	11 oz Aerosol can
Derusto enamel paint	Dap	2-12 oz Aerosol cans
TFE dry lubricant	Miller-stephanson	500ml Aerosol can
High Vacuum Grease	Dow Corning	3-5.3 oz tubes
340 Heat sink compound	Dow Corning	1-5oz tube
Epoxi patch/seal repair resin	DEXTER	2.54 oz tube
Epoxi patch/seal repair hardener	DEXTER	0.81 oz tube
Loctite 444	Loctite	0.70 bottle
Loctite 7452	Loctite	1.75 oz bottle
Water soluble flux	Qualitek	2 oz bottle
Tread anti-seize	Weller	0.5 oz tube
Epoxy	Hardman	2-3.5 oz packages
Acrilic top coat nail polish	long nails	0.5 oz bottle
Duco Cement	Duco	1 oz tube
CPM #9 ink	Mercury	2-5oz bottles
Smoke detector test smoke	Home Safeguard	8-2.5 oz cans
Connector cleaner plus	Miller-stephanson	504 ml aerosol can
Staticide	GC electronics	16 oz bottle
Expo dry erase cleaner	Sanford	8 oz bottle
plate glass lens cleaner	xerox	4 oz bottle
Paint touch up	I/D/E/A	2 oz bottle
Isopropyl alcohol	pure tronics	32 oz bottle
Super clean de-flux	microcare	12 oz aerosol can
acetone	Bortz	1 gallon can
Flux-off	chemtronics	2-1 gallon cans
Foaming Rosin flux	kester	1 gallon can
Water soluble flux 2331-zx	kester	1 gallon can

Updated 4/18/2006